UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Tabula Rasa HealthCare, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive, Suite 100
Moorestown, NJ 08057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 11, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Tabula Rasa HealthCare, Inc., a Delaware corporation (the “Company”), to be held on Friday, June 11, 2021 at 10:00 a.m. Eastern Time. Due to concerns relating to the coronavirus (COVID-19) pandemic and to support the health and well-being of our stockholders, directors, officers, employees, and other meeting attendees, the Annual Meeting will be completely virtual. You will be able to virtually attend the Annual Meeting, vote, view the list of stockholders, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/TRHC2021. You will not be able to attend the Annual Meeting in person.

The Annual Meeting will be held for the following purposes:

1.	To elect the three Class II director nominees named in the proxy statement to serve on our Board of Directors until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the 2020 compensation of our named executive officers;

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

4.	To approve the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan; and

5.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in this “Proxy Statement.” The record date for the Annual Meeting was April 19, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment, continuation, or postponement thereof.

Your vote is very important. Whether or not you virtually attend the Annual Meeting, it is important that your shares be represented. You may vote your proxy on the internet, by telephone, or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

By Order of the Board of Directors

Brian W. Adams
Chief Financial Officer and Secretary
Moorestown, New Jersey
April 29, 2021

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders’ Meeting to Be Held on Friday, June 11, 2021 at 10:00 a.m. Eastern time

The Proxy Statement and 2020 Annual Report to Stockholders
are available at www.proxyvote.com

You are cordially invited to attend the Annual Meeting via live webcast. Whether or not you expect to virtually attend the Annual Meeting, please complete, date, sign, and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote if you virtually attend the Annual Meeting via live webcast. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote online during the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Proxy Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “will,” “plan,” “project,” “seek,” “should,” “target,” “would,” and similar expressions or variations intended to identify forward-looking statements. For a discussion of some of the specific factors that may cause our actual results to differ materially from those projected in any forward-looking statements, see Part I, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2021. Actual results could differ materially from those anticipated in the forward-looking statements. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

PROXY SUMMARY

This proxy summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. The Notice of Internet Availability of Proxy Materials is first being sent or made available on or about April 29, 2021 to all stockholders of record as of the close of business on April 19, 2021. For more complete information regarding the Company’s 2020 performance, please review the 2020 Annual Report.

Annual Meeting Information

Date and Time:	Friday, June 11, 2021 at 10:00 a.m. Eastern Time
Place:	The Annual Meeting will be held via live webcast at www.virtualshareholdermeeting.com/TRHC2021
Record Date:	April 19, 2021
Voting:	Stockholders of record as of the close of business on April 19, 2021 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share as of the Record Date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected.

Summary of Matters to be Voted Upon at the Annual Meeting

The following table summarizes the items that will be brought for a vote of our stockholders at the Annual Meeting, along with the voting recommendations of our Board of Directors (the “Board”) and the required vote for approval. Your vote is very important. Please cast your vote immediately on all proposals to ensure your shares are represented.

Proposal No:	Description of Proposal:	Board’s Recommendation:	Further Information:
1.	Election of Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer	FOR each nominee	Page 12
2.	Approval, on an advisory basis, of the 2020 compensation of our named executive officers	FOR	Page 29
3.	Ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	Page 57
4.	Approval of the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan (the “ESPP”)	FOR	Page 59

COVID-19 and 2020 Business Highlights

The 2020 fiscal year was marked by numerous uncertainties and challenges brought by the COVID-19 global pandemic (“COVID-19”). While COVID-19 created short-term headwinds, it has emphasized the critical role pharmacists play and hopefully the even larger influence pharmacists will have as part of long-term movement toward value-based care in the U.S. Some highlights include:

•	Total revenue of $297.2 million, an increase of 4% compared to 2019;

•	We successfully transitioned the majority of our workforce to a remote model with no service interruption to our clients, in addition, our pharmacies remained fully operational throughout 2020 and we continued to provide essential medications to the frail-elderly population served by our PACE clients, many of whom have multiple chronic conditions that require consistent medication treatment;

•	Throughout 2020 we supplied our Prescribe Wellness network of pharmacies and PACE clients with COVID-19 test kits in order to expand local testing sites and increase testing capacity;

•	We introduced innovative services such as contact-free vaccination management – a virtual, patient-friendly vaccination intake and scheduling tool – to enable community pharmacies to engage their patients effectively and safely for the administration of the COVID-19 vaccine and beyond;

•	We also deployed telephonic patient engagement services to support pharmacies with communications necessary for COVID-19 vaccine initiatives. The services provided by MedWiseRxTM clinical call centers are designed to directly support independent and chain pharmacies with COVID-19 vaccine efforts, and to expand vaccine education and accessibility to patients in need;

•	Our continued investment in R&D resulted in a record 47 publications, more than 2018 and 2019 combined, with 353 citations; and

•	The acquisition and integration of Personica, which further expanded our penetration in the PACE market and added new pharmacy benefit management capabilities, and the implementation of 31 new contracts across our CareVention HealthCare division resulted in us servicing eight out of every 10 PACE participants nationwide.

Corporate Responsibility and Governance Highlights

We believe that operating responsibly creates long-term value for our business, stockholders, and community. We also strive to create a respectful and inclusive workplace culture to bring out the best in our employees. We seek to develop compassionate and inspiring leaders by supporting community service and volunteer opportunities for our employees. In addition, we value professional development. We provide meaningful training opportunities for our employees to promote engagement, retention, and performance.

Key areas of our corporate and social responsibility programs include:

•	Diversity, Equity and Inclusion. As of March 31, 2021, 74% of our workforce and 52% of our managers are female. We continue to build upon our diversity, equity and inclusion (“DEI”) initiatives to leverage the strength of our 1,500 plus employee population. We formed a DEI committee, launched new DEI training initiatives and plan to launch Employee Resource Groups later this year.

•	Environmental Responsibility. Our goal is to conduct business in an environmentally sustainable manner and be a responsible corporate citizen. We integrate sustainable policies and practices into our daily operations and encourage our employees to be conscious of their environmental footprint while at work. Highlights of our environmental policies and practices include:

o	Our corporate headquarters in Moorestown, New Jersey earned the highest rating of the LEED certification program and features a number of energy saving features designed to reduce our environmental impact.

o	We provide a Green Education program for all occupants at our corporate headquarters to inform and educate on sustainable building practices.

•	Community and Volunteer Service. We believe that supporting volunteer service among our employees builds a strong corporate culture while making a real difference in the communities where we live and work. We empower our people to create a positive impact and support their efforts by providing paid time off to volunteer. Examples of the organizations and causes we recently supported include:

o	In response to the COVID-19 pandemic, we organized a campaign for Feeding America’s nationwide network of food banks. We made a Company donation and many of our employees made individual financial contributions as well.

o	As part of our Mission Day program, we encourage each of our employees to take a paid day off from work each year and devote that day to a full day of community service with the charitable organization of their choice.

o	Our offices in New Jersey, Arizona, and California partner with the American Red Cross to host blood drives twice a year to collect life-saving blood donations.

o	We sponsor workplace donation events to support local non-profits and charities, such as our end of the year donation drive to collect supplies for a local animal shelter.

•	Professional Development and Training. We are committed to developing talent and leadership in our employees. We offer ongoing training programs in our offices and also support our employees in pursuing external education opportunities. Notable aspects of our training and development framework include:

o	Our TRHC University sponsors a variety of programs and events designed to develop leadership skills and cultivate our corporate culture. Examples include our quarterly Leadership + Executive Forums as well as our Cultivating Corporate Culture Events which provide experiences and discussions about “The TRHC Way.” We also provide our pharmacists and technicians with preparatory materials and training to assist them in meeting their ongoing certification and continuing education obligations.

o	We offer financial assistance to eligible employees to pursue job related advanced degrees, as well as monthly contributions to eligible employees for the repayment of certain student loans incurred in connection with advanced degrees.

o	Our summer internship program provides community students, including students who are part of the Hope Works program in Camden, New Jersey, with full-time summer employment opportunities.

In addition, we believe that high corporate governance standards promote the long-term interests of our Company and maximize stockholder value, while strengthening Board and management accountability. Key areas of our governance framework include:

●	Highly Talented, Skilled Board of Directors Our directors bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes the professional background and experience that each director brings to the Board, as well as the Board’s determination as to the independence of each director and committee memberships.

Name	Age	Professional Background	Independent	Committee Memberships
Dr. Samira Beckwith	68	President and Chief Executive Officer of Hope Healthcare Services	Yes	• Audit Committee • Compensation Committee (Chair) • Corporate Governance Committee
Dr. Jan Berger	63	Founder, President and Chief Executive Officer of Health Intelligence Partners	Yes	• Corporate Governance Committee • Nominating Committee
Dr. Dennis Helling	72	Former Executive Director of Pharmacy Operations and Therapeutics at Kaiser Permanente in Colorado	Yes	• Corporate Governance Committee • Nominating Committee (Chair)
Dr. Calvin Knowlton Chairman	71	Co-founder, Chairman and Chief Executive Officer of the Company	No	None
Dr. Orsula Knowlton	53	Co-founder, President and Chief Marketing & New Business Development Officer of the Company	No	None
Kathrine O’Brien	58	Former Vice President and General Manager for Skin and Marketing Services at Unilever	Yes	• Corporate Governance Committee • Nominating Committee
Michael Purcell	64	Value Creation Partner and Consultant at New Spring Capital; Former Consultant and Audit Partner at Deloitte & Touche LLP	Yes	• Audit Committee (Chair) • Compensation Committee • Corporate Governance Committee
RADM Pamela Schweitzer	62	Former Assistant Surgeon General and Chief Pharmacist Officer of the U.S. Public Health Service	Yes	• Corporate Governance Committee • Nominating Committee
A Gordon Tunstall Lead Independent Director	77	Founder of Tunstall Consulting, Inc.	Yes	• Audit Committee • Compensation Committee • Corporate Governance Committee (Chair)

●	Diversity. Five of our nine directors, representing over half of our Board, are women.

●	Robust Lead Independent Director Role. Our current Lead Independent Director, A Gordon Tunstall, has substantial duties specifically enumerated in our Corporate Governance Guidelines, including presiding over meetings of our independent directors.

●	Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors generally may not serve on more than four public company boards, in addition to the Company’s Board, at one time. Any director who is employed as a chief executive officer of a public company is not permitted to serve on the boards of more than two other public companies in addition to the Company’s Board.

●	Robust Director Evaluation Process. We conduct self-assessments of the Board and its Committees annually. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds.

●	Meaningful Stock Ownership Guidelines. Our Board approved stock ownership guidelines for our named executive officers and directors. Drs. Calvin and Orsula Knowlton are required to hold Company common stock in an amount of five times their base salaries, and Mr. Brian Adams and Mr. Michael Greenhalgh are required to hold three times their respective base salaries in Company common stock. The ownership requirement for directors is five times their annual cash retainer.

●	Robust Clawback Policy. Our Board adopted a robust clawback policy that provides that, in the event of a financial restatement caused by the Company’s material noncompliance with applicable financial reporting requirements, our Board may require that an officer repay the difference between the amount of his or her incentive-based compensation that would have been paid based on proper reporting of the financial results and the amounts actually received by the officer.

●	Insider Trading Policy. Our insider trading policy prohibits our officers, directors, and employees from engaging in hedging transactions as well as speculative or short-term trading with respect to our stock. Pledging transactions generally are prohibited, except in unusual circumstances. Any pledging transactions must be approved in advance by the Board or the Compensation Committee.

●	Ongoing Stockholder Engagement. We welcome feedback and value regular dialogue with our stockholders. For example, we recently reached out to certain of our investors and requested that they complete an investor survey to facilitate additional feedback from our investors.

Tabula Rasa HealthCare, Inc.

228 Strawbridge Drive, Suite 100

Moorestown, New Jersey 08057

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

June 11, 2021

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Tabula Rasa HealthCare, Inc. (also referred to as “we,” “us,” “our,” “TRHC,” and the “Company”) is soliciting your proxy to vote at the 2021 Annual Meeting, including any adjournments, continuations, or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

The Notice is first being sent or made available on or about April 29, 2021 to all stockholders of record as of the close of business on April 19, 2021 (the “Record Date”).

Who can vote at the Annual Meeting?

Only stockholders of record at the Record Date are entitled to receive the Notice and to vote at the Annual Meeting. On the Record Date, there were 24,842,994 shares of common stock outstanding and entitled to vote. If you are a holder of record of our common stock as of the Record Date, you may vote the shares that you held on the Record Date even if you sell such shares after the Record Date. Each outstanding share as of the Record Date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulative voting for the election of directors.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or vote by proxy over the internet, or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. Whether or not you plan to virtually attend the Annual Meeting, we urge you to fill out and return the proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote on “non-routine” matters unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. However, your brokerage firm, bank, or other agent will be able to vote your shares on “routine” matters without your instructions. We believe the only “routine” matter to be voted on at the Annual Meeting is Proposal 3 - Ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

As a beneficial holder, you are also invited to virtually attend the Annual Meeting. Street name holders may vote online at the Annual Meeting only if they obtain a 16-digit control number from their broker (typically on their voting instruction form). If you hold your shares in street name and want to participate in the virtual Annual Meeting, but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. We believe the only “routine” matter to be voted on at the Annual Meeting is Proposal 3 - Ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What am I voting on?

There are four matters scheduled for a vote:

●	Proposal 1: Election of Dr. Samira Beckwith, Dr. Dennis Helling, and RADM Pamela Schweitzer to serve as Class II directors for a three-year term.

●	Proposal 2: Approval, on an advisory basis, of the 2020 compensation of our named executive officers.

●	Proposal 3: Ratification of the selection by the Board of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

●	Proposal 4: Approval of the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan.

How does the Board recommend that I vote, and what vote is required for each proposal?

Proposal	Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non-Vote
1. Election of Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer	FOR all three nominees	“For” all three nominees; “Withhold” from all three nominees; or “Withhold” from one or more nominees	Plurality: the individuals who receive the greatest number of votes cast “for” are elected as directors	No effect	No effect
2. Approval, on an advisory basis, of the 2020 compensation of our named executive officers(1)	FOR	“For,” “Against,” or “Abstain”	Majority of shares present and entitled to vote	Counted as a vote against	No effect
3. Ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	“For,” “Against,” or “Abstain”	Majority of shares present and entitled to vote	Counted as a vote against	Not applicable(2)
4. Approval of the ESPP	FOR	“For,” “Against,” or “Abstain”	Majority of shares present and entitled to vote	Counted as a vote against	No effect

(1)	This vote is merely advisory and is not binding on us, our Board, or our Compensation Committee. Despite the fact that this vote is non-binding, our Board will take the results of the vote under advisement when making future decisions regarding our executive compensation program.

(2)	As this is a “routine” matter, brokers have discretion to vote on this item.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I virtually attend the Annual Meeting?

The safety of our stockholders is important to us, and given the current guidance by public health officials surrounding COVID-19 and group gatherings, this year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on April 19, 2021 or if you hold a valid proxy for the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TRHC2021, you must enter the control number on your Notice or your proxy card (if you received a printed copy of the proxy materials). You also may vote online and examine our stockholder list during the Annual Meeting by following the instructions provided on the meeting website during the Annual Meeting.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TRHC2021. You also will be able to vote your shares and submit questions electronically at the Annual Meeting during the webcast. During the live Q&A session of the meeting, members of our executive leadership team will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all stockholders, the chair of the Annual Meeting may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. However, we reserve the right to edit or reject questions we deem inappropriate.

The meeting webcast will begin promptly at 10:00 a.m. Eastern Time on June 11, 2021. Online access will begin at 9:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. We will have technicians ready to assist you with any technical difficulties you may have. You will have the ability to test the systems before the Annual Meeting starts, and a technical phone number will be provided when the meeting opens.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record on the Record Date, you may vote online during the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still virtually attend the Annual Meeting and vote online during the Annual Meeting even if you have already voted by proxy.

●	During the Meeting: To vote online during the meeting, go to www.virtualshareholdermeeting.com/TRHC2021 while the polls remain open and follow the on-screen instructions. You will need your control number from the Notice.

●	By Mail: To vote by mail using a proxy card, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

●	By Telephone: To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 10, 2021 to be counted.

●	Via the Internet: To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 10, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Follow the voting instructions in the Notice to ensure that your vote is counted. Street name holders may vote online at the Annual Meeting only if they obtain a 16-digit control number from their broker (typically on their voting instruction form). If you hold your shares in street name and want to participate in the virtual Annual Meeting, but did not receive a 16-digit control number, you must contact your broker for instructions to access the meeting.

Please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or during the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See “What are broker non-votes?” below.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” the election of each of Dr. Samira Beckwith, Dr. Dennis Helling, and RADM Pamela Schweitzer as directors, “For” the approval of the compensation of our named executive officers, “For” the ratification of the selection of KPMG as our independent registered public accounting firm, and “For” the approval of the Employee Stock Purchase Plan. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are virtually present at the Annual Meeting or represented by proxy. On the Record Date, there were 24,842,994 shares outstanding and entitled to vote. Thus, the holders of 12,421,498 shares must be virtually present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares virtually present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy by telephone or through the internet.

●	You may send a timely written notice that you are revoking your proxy to our Secretary at Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

●	You may virtually attend the Annual Meeting and vote via live webcast. Virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank, or other agent as a nominee, you should follow the instructions provided by your broker, bank, or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be eligible for inclusion in the Company’s 2021 proxy statement, stockholder proposals submitted in accordance with SEC Rule 14a-8 must be received by us at our principal executive officers by the close of business on December 30, 2021, unless we change the date of the 2022 annual meeting by more than 30 days from the anniversary date of this Annual Meeting. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2022 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.

Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our Amended and Restated Bylaws (our “bylaws”) to provide notice of such proposal or nomination no later than the close of business on March 13, 2022, but no earlier than the close of business on February 11, 2022, to be considered for a vote at next year’s annual meeting unless we change the date of the 2022 annual meeting by more than 30 days from the anniversary date of this Annual Meeting.

Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Tabula Rasa HealthCare, Inc., c/o Secretary, 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

How are proxy materials distributed?

Under rules adopted by the SEC, we are sending the Notice to our stockholders of record and beneficial owners as the Record Date. Stockholders will have the ability to access the proxy materials, including this proxy statement and our 2020 Annual Report, on the internet at www.proxyvote.com or request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer my questions?

If you have questions about the Annual Meeting, you should contact our Secretary, Brian Adams, at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

Does the Company participate in householding?

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Secretary, Brian Adams, at Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, 856-840-4860 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Secretary at the above address or telephone number.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a staggered three-year term. Vacancies on the Board, including newly created directorships, may be filled only by persons elected by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. The three Class II director nominees this year are Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer each of whom is a current director of TRHC. If elected at the Annual Meeting, each of Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer would serve until the 2024 annual meeting and his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation, or removal. Dr. Calvin Knowlton and Dr. Orsula Knowlton, each of whom are Class III directors, are married. Otherwise, no director or nominee for director is related to any other director or executive officer of TRHC or nominee for director by blood, marriage, or adoption. While the Company does not have a formal policy addressing director attendance at our Annual Meetings, our directors are encouraged to attend our Annual Meeting, either in person or telephonically. Five of the nine directors then on the Board virtually attended the 2020 annual meeting of stockholders (the “2020 Annual Meeting”). There are no arrangements or understandings between any nominee and any other person pursuant to which each such the nominee was selected.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer will be elected if he or she receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer. If Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer have each agreed to serve if elected. Our management has no reason to believe that Dr. Samira Beckwith, Dr. Dennis Helling, and Rear Admiral Pamela Schweitzer will be unable to serve.

Current Board Composition. The following table provides information on the nominees for the position of director of TRHC as of April 19, 2021 and for each director continuing in office after the Annual Meeting.

Name	Age	Director Since
Nominees for Director
(Class II — Term expiring at annual meeting of stockholders in 2024)
Dr. Samira Beckwith	68	2017
Dr. Dennis Helling	72	2017
RADM Pamela Schweitzer	62	2019

Directors Continuing in Office
(Class III — Term expiring at annual meeting of stockholders in 2022)
Dr. Calvin Knowlton	71	2014
Dr. Orsula Knowlton	53	2014
A Gordon Tunstall	77	2014
(Class I — Term expiring at annual meeting of stockholders in 2023)
Dr. Jan Berger	63	2017
Ms. Kathrine O’Brien	58	2018
Mr. Michael Purcell	64	2018

CLASS II NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
EXPIRING AT THE 2024 ANNUAL MEETING

Dr. Samira Beckwith

Dr. Beckwith has served as a member of our Board since August 2017. Dr. Beckwith has been President and Chief Executive Officer of Hope Healthcare Services, a holistic health care system providing care for over 3,000 individuals daily, since 1991. Over the course of her career, Dr. Beckwith has actively worked with many professional organizations dedicated to hospice, palliative care, and care for people with serious illness, serving on the Board of Directors of the Florida Hospice and Palliative Care Association since 1991, the Board of Directors of the Hospice Action Network since 2007, the Board of Directors of the National PACE Association since 2013, and the National Advisory Board of the CSU Institute for Palliative Care since 2015, among others. She is the Founding President of the Florida PACE Association and a Founding Director of the National Partnership for Hospice Innovation. Dr. Beckwith has also served as a director of Investor’s Security Trust from 2003 to 2019. Dr. Beckwith received a Doctor of Humane Letters from Southwest Florida College, and from Piedmont College in 2019, and holds a Bachelor of Sociology Degree and a Masters in Social Work from The Ohio State University.

The Board believes that Dr. Beckwith’s commitment to quality care and experience with palliative care and end of life issues makes her a valuable member of our Board.

Dr. Dennis Helling

Dr. Helling has served as a member of our Board since March 2017. Dr. Helling has been a Clinical Professor at the University of Colorado Skaggs School of Pharmacy and Pharmaceutical Sciences since 1992. From 1992 until January 2013, Dr. Helling served as the Executive Director of Pharmacy Operations and Therapeutics at Kaiser Permanente Colorado, a nonprofit health maintenance organization that develops innovative pharmacy services. In 1979, Dr. Helling co-founded the American College of Clinical Pharmacy, an international association of clinical pharmacists dedicated to optimizing drug therapy outcomes in patients, and served as President from 1997 through 1998. Dr. Helling also served as President of the Accreditation Council for Pharmacy Education, a national agency responsible for the accreditation of professional degree programs in pharmacy, from 2002 through 2004, and the American Pharmacists Association Foundation, a nonprofit organization whose mission is to improve health by inspiring philanthropy, research, and innovation that advances pharmacists’ patient care services, from 2010 through 2012. Over his career, Dr. Helling has been actively involved in hospice and palliative care, serving on the boards of Care Synergy from 2015 to 2018 and as Vice-Chair of the Denver Hospice Board of Directors from 2009 to 2018. Dr. Helling has also chaired the Working Group on Pharmacy Reimbursement in the Federation of International Pharmacy. Dr. Helling also served on the American Pharmacists Association Board of Trustees and the Board of Pharmacy Specialties Board of Directors, both from 2015 to 2018. Dr. Helling earned a BSPharm from the St. Louis College of Pharmacy, a PharmD from the University of Cincinnati College of Pharmacy and completed his residency at Cincinnati General Hospital. He is a graduate of the Executive Leadership Program at the Stanford University School of Business. Dr. Helling was awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2013.

The Board believes that Dr. Helling’s experience in hospice care and pharmacy services and prior director experience makes him a valuable member of our Board.

Rear Admiral Pamela Schweitzer

Rear Admiral (“RADM”) Schweitzer has served as a member of our Board since March 2019. RADM Schweitzer, retired, has undertaken various speaking engagements since September 2018. Previously, she served as the Assistant Surgeon General and Chief Pharmacist Officer of the U.S. Public Health Service from August 2014 through September 2018. RADM Schweitzer served as a technical director in two divisions of the U.S. Centers for Medicare and Medicaid Services (“CMS”) from February 2013 to August 2018. Over the course of her career, RADM Schweitzer has served in varied assignments in the U.S. Indian Health Service, U.S. Veterans Administration, and with the CMS. RADM Schweitzer earned her Doctor of Pharmacy from the University of California San Francisco School of Pharmacy and holds a Bachelor’s degree in Biological Sciences from California State University Fullerton. She completed an Ambulatory Care/Administrative Residency at University of California Irvine Medical Center and is a Board Certified Pharmacist. She is currently completing the Executive Master of Health Administration Program at the University of Southern California Sol Price School of Public Policy.

The Board believes that RADM Schweitzer’s extensive leadership experience in public service and expertise in pharmacy programs make her a valuable member of our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES.

Other Directors Not Standing for Election at this Annual Meeting:

Directors who will continue to serve after the Annual Meeting are:

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Dr. Calvin Knowlton, BScPharm, MDiv, PhD

Dr. Calvin Knowlton is our co-founder and has served as our Chairman and Chief Executive Officer since June 2014. He is a co-founder and has served as Chairman of CareKinesis, Inc. (“CareKinesis”) since May 2009 and served as Chief Executive Officer of CareKinesis from May 2009 to July 2017. Dr. Calvin Knowlton founded excelleRx Inc., a national hospice medication management pharmacy serving the elderly, where he acted as President and Chief Executive Officer from April 1995 through July 2007. Dr. Knowlton currently serves on the Board of The Evergreens, an Acts Community, the Board of the Cooper Medical School of Rowan University, and the Session of the First Presbyterian Church of Moorestown. Dr. Calvin Knowlton previously served on the Board of Coriell Institute for Medical Research, the Board of St. Christopher’s Hospital for Children in Philadelphia, and the Board of Settlement Music School in Philadelphia. Dr. Knowlton has also served on the national Pharmacogenomics Advisory Group from 2011 to 2012, as President of the American Pharmacists Association from 1994 to 1996, and President of the American Pharmacist Association Foundation from 2008 to 2009. Dr. Knowlton received the Ernst & Young Entrepreneur of the Year technology award for the Greater Philadelphia Region in 2003 and in 2013. Dr. Knowlton was also awarded the highest national honor in pharmacy, the Remington Honor Medal, in 2015. Dr. Calvin Knowlton received his pharmacy degree from Temple University, his Divinity degree from Princeton Theological Seminary, and his Ph.D. in Pharmacoeconomics from the University of Maryland. Dr. Calvin Knowlton is married to Dr. Orsula Knowlton.

The Board believes that Dr. Calvin Knowlton’s extensive healthcare services and technology experience, coupled with previous experience founding companies, brings valuable observations to the Board on a broad range of matters relating to healthcare services and technology company operations and regulatory interactions. Additionally, as Dr. Calvin Knowlton is our co-founder and Chief Executive Officer, he provides the Board with extensive institutional knowledge.

Dr. Orsula Knowlton, BScPharm, PharmD, MBA

Dr. Orsula Knowlton is our co-founder and has served as our President and Chief Marketing & New Business Development Officer since June 2014. She is a co-founder and has served as President and Chief Marketing & New Business Development Officer and a director of CareKinesis since May 2009. She previously served in numerous positions, including Vice President and Chief Marketing Officer, and New Business Development and Strategy Officer, of excelleRx, Inc. from April 1995 through July 2007. Dr. Orsula Knowlton currently serves on the Board of Trustees of the Nassau County Council on Aging, in Nassau County Florida, and she is also a former Board Member of Samaritan HealthCare and Hospice (“Samaritan”) from 2009 to 2018. During her tenure at Samaritan, she served as Executive Secretary, Chair of the Governance Committee, and member of the Executive Committee, and Chair of the Quality Committee. From 2009 until 2015, Dr. Orsula Knowlton was a member of the Board of Trustees for the West Jersey Chamber Music Society. Dr. Orsula Knowlton served on the Dean’s Advisory Board, School of Public Health, Drexel University, Philadelphia, PA from 2008 through 2011; the founding Dean’s Advisory Board of Jefferson School of Pharmacy, Philadelphia, PA from 2009 through 2012; the Board of Advisors for the George Washington Institute on Spirituality and Health, Washington, DC from 2009 through 2012; and the Board of Trustees for Family Services, Mt. Holly, NJ (Oaks Integrated Care) from 2009 through 2012. Dr. Orsula Knowlton graduated from the University of the Sciences School of Pharmacy and Temple University’s executive Masters in Business Administration program. Dr. Orsula Knowlton is married to Dr. Calvin Knowlton.

The Board believes that Dr. Orsula Knowlton is qualified to serve as a director based on her extensive marketing, business development, and strategy experience in the healthcare services and technology industry, coupled with her previous experience founding companies. Additionally, as Dr. Orsula Knowlton is our co-founder and President and Chief Marketing & New Business Development Officer, she provides the Board with extensive institutional knowledge.

A Gordon Tunstall

Mr. Tunstall currently serves as our lead independent director. He has served as a member of our Board since June 2014 and as a director of CareKinesis since February 2012. Mr. Tunstall founded Tunstall Consulting, Inc. in 1980, which provides entrepreneurs with advisory services developing growth capital in the institutional capital markets. Mr. Tunstall has served as director on several boards, including excelleRx, Inc., Kforce Inc. (Nasdaq: KFRC), Health Insurance Innovations, Inc. (Ticker: HIIQ), Advanced Lighting Technologies, Inc., JLM Industries, Inc., Horizon Medical Products, Inc., Discount Auto Parts, Inc., L.A.T. Sportswear, OrthoSynetics, Inc. (formerly Orthodontic Centers of America, Inc.) and Canopy Communications Group Inc. Mr. Tunstall is a CPA. Mr. Tunstall attended Widener College and received a Bachelor of Science in accounting.

Because of his strong background of service on the boards of directors of numerous companies, his vast industry experience and his background as a successful strategic consultant for over 35 years advising a large number of companies in a variety of industries, the Board believes Mr. Tunstall has the qualifications and expertise necessary to serve on our Board.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Dr. Jan Berger

Dr. Berger has served as a member of our Board since July 2018. Dr. Berger founded Health Intelligence Partners, a global healthcare consultancy that advises clients on areas of growth, including short-term and long-term healthcare business strategies and solutions, in 2008 and has since served as its President and Chief Executive Officer. From 1999 until 2008, Dr. Berger was Senior Vice President, Chief Clinical Officer, and Innovation Officer for CVS Health/Caremark. Over the course of her career, Dr. Berger has worked on a number of healthcare and consumer product boards and has served on the Board of Directors of Cambia Health Solutions since June 2016, the Board of Directors of AccentCare, Inc. from June 2013 to April 2019, the Board of Directors of GNS Healthcare since June 2013, UCB Pharma since April 2019, and Voluntis since June 2019. Dr. Berger also sits on numerous business and healthcare advisory boards. Dr. Berger earned a Doctor of Medicine and a Master’s in Jurisprudence from Loyola University Chicago.

The Board believes that Dr. Berger’s experience as a healthcare executive makes her a valuable member of our Board.

Ms. Kathrine O’Brien

Ms. O’Brien has served as a member of our Board since November 2018. Ms. O’Brien has been a consultant since October 2018. Previously, she served as Vice President and General Manager for Skin and Marketing Services at Unilever, an international consumer goods company, from July 2014 to September 2018. Ms. O’Brien served as Vice President, Marketing Services, for Unilever from May 2012 to June 2014 and has worked in various other roles for Unilever since 1984. Over the course of her career, Ms. O’Brien has led marketing teams for personal care and foods, and she has served on the Lehigh Valley Hospital Network Board of Trustees and on the board of Cosmetic Executive Women. From April 2019, until its sale in November 2020, Ms. O’Brien served on the Board of Directors of AMAG Pharmaceuticals, Inc. (Ticker: AMAG). Ms. O’Brien received a Master of Business Administration from Columbia University and holds a Bachelor of Arts in Economics from Boston College.

The Board believes that Ms. O’Brien’s extensive experience as a marketing executive makes her a valuable member of our Board.

Mr. Michael Purcell

Mr. Purcell has served as a member of our Board since July 2018. Mr. Purcell has been a Value Creation Partner and Consultant at New Spring Capital since January 2016. Mr. Purcell has more than 37 years of professional experience with Deloitte & Touche LLP, serving as a consultant from August 2015 to January 2017 and an Audit Partner from 1979 until August 2015. Mr. Purcell also currently serves as a financial advisor to several emerging growth companies. Mr. Purcell is a certified public accountant and has provided assurance and advisory services to public and private enterprise clients of all sizes over the course of his career. Mr. Purcell has worked on a number of company boards and has served on the Board of Directors of Capital Funding Bancorp, Inc. since 2016, the Board of Directors of McKean Defense Group since 2017, the Board of Directors of Hyperion Bank since 2018, and the Board of Directors of International Money Express, Inc. (Ticker: IMIX) since 2018. Mr. Purcell also sits on the boards of several academic and community organizations. Mr. Purcell earned a Master’s in Business Administration from Drexel University and holds a Bachelor of Science from Lehigh University and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

The Board believes that Mr. Purcell’s extensive finance and audit experience makes him a valuable member of our Board.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the listed company’s board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq and applicable SEC rules, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that all of our directors except Dr. Calvin Knowlton and Dr. Orsula Knowlton are independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules and that A Gordon Tunstall, Samira Beckwith, and Michael Purcell meet the additional tests for independence for Audit Committee members imposed by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 5605(c)(2)(A) of the Nasdaq Listing Rules. Dr. Calvin Knowlton is not an independent director under these rules because he is our Chief Executive Officer, and Dr. Orsula Knowlton is not an independent director under these rules because she is our President and Chief Marketing and New Business Development Officer.

Board Leadership Structure

The positions of our Chairman of the Board and Chief Executive Officer are currently combined. This role is coupled with, and balanced by, a lead independent director. Our Board does not have a policy on whether the role of the Chairman of the Board and Chief Executive Officer should be separate and our Board believes it should maintain flexibility to select a leadership structure that best meets the needs of the Company. Currently, our Board believes that it is in the best interests of the Company and its stockholders for Dr. Calvin Knowlton to serve in both roles given his knowledge of the Company and industry.

Our Corporate Governance Guidelines recognize the importance of a lead independent director in the absence of an independent Chairman and set forth specific roles and responsibilities of the lead independent director, including establishing the agenda for meetings of independent directors, presiding over meetings of independent directors, presiding over any portions of meetings of our Board evaluating the performance of our Board, and coordinating the activities of the other independent directors and performing such other duties as our Board may establish or delegate. Mr. Tunstall currently serves as our lead independent director.

Role of the Board in Risk Oversight

One of our Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met one time in person and five times via teleconference during the fiscal year ended December 31, 2020. All directors attended 100% of the aggregate number of meetings of the Board, and of the committees on which they then served, held during 2020 or the portion thereof for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

During 2020, the Board had a standing Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee. The following table provides membership information as of December 31, 2020 for the Company’s four standing Board committees during 2020.

Name	Audit	Compensation	Corporate Governance	Nominating Committee
Samira Beckwith	X	X*	X
Jan Berger			X	X
Dennis Helling			X	X*
Kathrine O’Brien			X	X
Michael Purcell	X*	X	X
Pamela Schweitzer			X	X
A Gordon Tunstall	X	X	X*

*	Committee Chairperson

From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Members serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee

Our Audit Committee currently consists of Dr. Beckwith, Mr. Purcell, and Mr. Tunstall, and Mr. Purcell serves as chair of the Audit Committee. Each member of the Audit Committee qualifies as an independent director under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has determined that each of Mr. Tunstall and Mr. Purcell qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Audit Committee has the authority to retain special legal, accounting, or other consultants to advise the committee as it deems necessary, at the Company’s expense, to carry out its duties and to determine the compensation of any such advisors. The Audit Committee held six meetings in 2020. The Audit Committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Audit Committee is responsible for assisting our Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination), and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement. The functions of our Audit Committee include, among other things:

●	hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its performance;

●	communicating with a prospective independent registered public accounting firm prior to their engagement and reviewing disclosures by the prospective firm regarding independence;

●	pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

●	reviewing and approving the planned scope of the annual audit and the results of the annual audit;

●	reviewing, at least annually, the independence of the independent registered public accounting firm, including considering policies regarding the Audit Committee’s preapproval by the Company of individuals employed or formerly employed by the Company’s auditors;

●	reviewing, upon completion of the audit, the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and to recommend whether or not such financial statements should be so included;

●	reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements, and our compliance with legal and regulatory requirements;

●	reviewing the significant accounting and financial statement presentation principles, including critical accounting policies and practices, and their impact on our financial statements;

●	primary responsibility for overseeing our risk management function;

●	coordinating the Board’s oversight of the performance of our internal audit function;

●	providing oversight and review of our asset management policies;

●	reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;

●	establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

●	reviewing, with counsel, management and our independent registered public accounting firm, as applicable, any significant regulatory or other legal or accounting initiatives or matters that may impact our financial statements or compliance programs and policies;

●	reviewing and approving related-party transactions;

●	overseeing preparation of the report required by rules of the SEC to be included in the Company’s annual proxy statement; and

●	reviewing and evaluating, at least annually, our Audit Committee’s charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for establishing and maintaining effective internal control over financial reporting, the financial statements, and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to their conformity with accounting principles generally accepted in the United States (“GAAP”).

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2020 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, which includes, among other items, matters related to the conduct of the audit of our financial statements, including internal controls over financial reporting, with KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2020. The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm’s independence from management and the Company.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

The foregoing report has been furnished by the Audit Committee:

Michael Purcell (Chairman)

Dr. Samira Beckwith

A Gordon Tunstall

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The current members of the Compensation Committee are Dr. Beckwith, Mr. Purcell, and Mr. Tunstall, and Dr. Beckwith serves as chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and an independent director as defined by the Nasdaq Listing Rules, including Nasdaq Listing Rule 5605(d)(2). The Compensation Committee held seven meetings in 2020. The Compensation Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the chief executive officer and approves or recommends to our Board for approval the compensation for other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits, and other perquisites and may consider recommendations made by the executive officers and compensation consultant in this process. The functions of our Compensation Committee include, among other things:

●	reviewing and modifying, as needed, the overall compensation strategy and policies for the Company;

●	reviewing and formulating policy and determining the compensation of our executive officers and employees;

●	reviewing and recommending to the Board the compensation of our directors;

●	appointing compensation consultants, independent legal counsel, or any other advisors engaged for the purpose of advising the committee, and evaluating any conflicts of interest raised by their work;

●	administering our benefit plans and granting equity awards to our employees and directors under these plans;

●	reviewing and monitoring management development plans and activities;

●	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in the annual reports on Form 10-K, registration statements, proxy statements or information statements, as applicable;

●	providing recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

●	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement; and

●	reviewing and evaluating, at least annually, our Compensation Committee’s charter.

The Compensation Committee may form and delegate authority to subcommittees or officers of the Company, as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under the Company’s equity incentive plans to persons who are not subject to the reporting requirements of Section 16 of the Exchange Act. Delegation by the Compensation Committee shall not limit or restrict the Compensation Committee on any matter so delegated, and, unless the Compensation Committee alters or terminates such delegation, any action by the Compensation Committee on any matter so delegated shall not limit or restrict future action by any subcommittee on such matters. The operation of the Compensation Committee shall be subject to the bylaws and Section 141 of the Delaware General Corporation Law.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. Such executive compensation services provided by Pearl Meyer were directed or approved by the Compensation Committee, and Pearl Meyer reported directly to the Compensation Committee with respect to this assignment. Pearl Meyer also provided the Company with benchmarking services for employee compensation during 2020. The Compensation Committee has concluded that no conflict of interest exists with Pearl Meyer with respect to the services it provided to the Compensation Committee during 2020.

In addition to Pearl Meyer, members of our human resources, legal, and finance departments support the Compensation Committee in its work management by providing data, analysis, and recommendations regarding the Company’s executive compensation practices and policies and individual pay recommendations.

Corporate Governance Committee

The current members of the Corporate Governance Committee are Dr. Beckwith, Dr. Berger, Dr. Helling, Ms. O’Brien, Mr. Purcell, RADM Schweitzer, and Mr. Tunstall, and Mr. Tunstall serves as chair of the Corporate Governance Committee. Each member of the Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the Nasdaq Listing Rules. The Corporate Governance Committee held four meetings in 2020. The Corporate Governance Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Corporate Governance Committee is responsible for developing and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters. The functions of our Corporate Governance Committee include, among other things:

●	overseeing the Board’s committee structure and operations, including authority to delegate to subcommittees and committee reporting to the Board;

●	periodically reviewing the performance of the Board, including Board committees, and making recommendations;

●	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our Board any changes to such principles;

●	instituting a plan or program for the continuing education of directors;

●	periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Ethics and Conduct;

●	conferring and consulting with the Company’s Nominating Committee regarding the plans of succession to the offices of key executive officers;

●	preparing any reports or other disclosure required by applicable SEC rules and regulations to be included in the Company’s annual proxy statement; and

●	reviewing and evaluating, at least annually, our Corporate Governance Committee’s charter.

Nominating Committee

The current members of the Nominating Committee are Dr. Berger, Dr. Helling, Ms. O’Brien, and RADM Schweitzer. Dr. Helling serves as chair of the Nominating Committee. Each member of the Nominating Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the Nasdaq Listing Rules. The Nominating Committee held five meetings in 2020. The Nominating Committee has adopted a charter that complies with the applicable standards of the SEC and the Nasdaq Listing Rules. The charter is available on our website at ir.tabularasahealthcare.com.

The Nominating Committee is responsible for making recommendations to our Board regarding candidates for directorships and the structure and composition of our Board and Board committees. The functions of our Nominating Committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our Board consistent with the criteria approved by the Board;

●	recommending to the Board the chairmanship and membership of each of the Board’s committees;

●	conferring and consulting with the Corporate Governance Committee regarding the plans of succession to the offices of key executive officers;

●	periodically reviewing with management the Company’s plans for succession for key executive officers and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to those positions;

●	preparing any reports or other disclosure required by applicable SEC rules and regulations to be included in the Company’s annual proxy statement; and

●	reviewing and evaluating, at least annually, our Nominating Committee’s charter.

While the Nominating Committee does not have a formal diversity policy, the Nominating Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background, and their array of talents and perspectives. We believe that the Nominating Committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s self-identified age, race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law.

The Nominating Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating Committee considers candidates recommended by third parties, including stockholders. The Nominating Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by any other source, including members of our Board. Nominees should have a reputation for integrity, honesty, and adherence to high ethical standards, should have demonstrated business acumen, experience, and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand TRHC and our industry, and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of TRHC, which include stockholders, employees, customers, creditors, and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of self-identified age, race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The value of diversity is important to the Board and is always considered.

The Nominating Committee considers director candidates recommended by stockholders based on the same criteria set forth above. Stockholders who wish to nominate a person for election to the Board at the 2022 annual meeting of stockholders must provide timely and proper notice to the Company and may do so by delivering a written recommendation to the Nominating Committee at the following address: Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057 no earlier than the close of business on February 11, 2022, and no later than the close of business on March 13, 2022 unless we change the date of the 2022 annual meeting by more than 30 days from the anniversary date of this Annual Meeting. Submissions must be made in accordance with our bylaws and must include (1) the name, age, business address, and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article III of our bylaws for a description of the formal process to recommend director candidates to the Nominating Committee.

Stockholder Communications with the Board of Directors

Stockholders and interested parties wishing to communicate with the Board or an individual director may send written communication to the Board or such director c/o Tabula Rasa HealthCare, Inc., 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057, Attn: Secretary, which must include the name and address of the stockholder or interested party on whose behalf the communication is sent and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication. The secretary will review each communication. The secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening, or similarly inappropriate, in which case the secretary shall discard the communication.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at ir.tabularasahealthcare.com. The Corporate Governance Committee is responsible for overseeing the Code of Business Conduct and Ethics and must approve any waivers of the Code of Business Conduct and Ethics for employees, executive officers, or directors. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

DIRECTOR COMPENSATION

The Board has adopted a formal non-employee director compensation policy, which provides for the following compensation to our non-employee directors:

●	Each non-employee director serving on our Board will receive an annual fee of $50,000;

●	The Lead Independent Director will receive an additional annual fee of $30,000;

●	The chair of our Audit Committee will receive an additional annual fee of $20,000 and each other member will receive $5,000;

●	The chair of our Compensation Committee will receive an additional annual fee of $10,000 and each other member will receive $4,000;

●	The chair of our Corporate Governance Committee will receive an additional annual fee of $10,000 and each other member will receive $4,000;

●	The chair of our Nominating Committee will receive an additional annual fee of $10,000 and each other member will receive $4,000;

●	Each non-employee director, upon appointment to the Board, will be entitled to an initial grant of options equal to 0.050% of fully diluted common stock outstanding to purchase shares of our common stock and an annual grant of equity-based awards valued at $160,000 under the 2016 Equity Compensation Plan. Each non-employee director may elect to receive restricted stock or options to purchase shares of our common stock. The initial grant will vest in three substantially equal annual installments over three years and the annual grant will vest in full on the one-year anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates. In 2020, all of our non-employee directors elected to receive restricted stock grants;

●	Each non-employee director may elect to defer all of the director’s annual equity-based compensation awards under the Company’s Non-Employee Director Compensation Program until the director’s termination of service or a change in control. Deferred compensation will be payable in the form of restricted stock unit awards under the Company’s 2016 Omnibus Incentive Compensation Plan (the “Plan”) and vest upon the first anniversary of the date of grant; and

●	All fees under the director compensation policy will be on a rolling annual basis and no per meeting fees will be paid. All fees payable to our committee members will be in addition to the fees payable to them for serving as a director. We will also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board of Directors and committee meetings.

Each non-employee director is subject to stock ownership guidelines, which require directors to hold five times their annual cash retainer. All directors must comply with the ownership requirements within five years from the later of the date of policy adoption or the date of being deemed a director, and the shares held by the directors must be shares owned outright and vested in-the-money unexercised stock options, owned via individual purchase, vest, or exercise. All of the directors have satisfied or are on track to satisfy the guidelines within the five-year period.

The table below summarizes the compensation earned by our non-employee directors during the fiscal year ended December 31, 2020. Drs. Calvin Knowlton and Orsula Knowlton do not receive compensation for service on the Board and the compensation paid to each of Drs. Calvin Knowlton and Orsula Knowlton as executives of the Company are set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Samira Beckwith(2)	$51,750	$170,798	$222,548
Jan Berger(3)	$43,500	$167,676	$211,176
Dennis K. Helling(4)	$48,000	$169,395	$217,395
Kathrine O’Brien(5)	$43,500	$167,676	$211,176
Michael Purcell(6)	$58,500	$173,324	$231,824
Pamela Schweitzer(7)	$43,500	$167,676	$211,176
A Gordon Tunstall(8)	$74,250	$179,252	$253,502

(1)	The amounts shown in this column reflect the grant date fair value of restricted stock issued to our non-employee directors during 2020, calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“FASB ASC Topic 718”) and assumes no forfeiture rate. See Note 16 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the year ended December 31, 2020, filed on February 26, 2021 for a discussion of the assumptions used in valuation of the restricted stock awards. No stock options were granted to non-employee directors during 2020.

(2)	Dr. Beckwith held 2,846 shares of restricted common stock as of December 31, 2020.

(3)	Dr. Berger held 4,807 shares of restricted common stock as of December 31, 2020, 1,961 of which will vest on July 18, 2021, subject to continued service on the Board through the vesting dates.

(4)	Dr. Helling held 2,846 shares of restricted common stock as of December 31, 2020.

(5)	Ms. O’Brien held 4,807 shares of restricted common stock as of December 31, 2020, 1,972 of which will vest on November 2, 2021, subject to continued service on the Board through the vesting dates.

(6)	Mr. Purcell held 4,807 shares of restricted common stock as of December 31, 2020, 1,961 of which will vest on July 18, 2021, subject to continued service on the Board through the vesting dates.

(7)	RADM Schweitzer held 6,987 shares of restricted common stock as of December 31, 2020, of which 2,071 vested on March 5, 2021 and 2,070 of which will vest on March 5, 2022, subject to continued service on the Board through the vesting dates.

(8)	Mr. Tunstall held 2,846 shares of restricted common stock as of December 31, 2020.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 19, 2021. Biographical information for Dr. Calvin Knowlton, our Chief Executive Officer and Chairman of the Board, and Dr. Orsula Knowlton, our President, Chief Marketing & New Business Development Officer and Director, are included above with the director biographies. The biographies for our other executive officers are below.

Name	Age	Position
Dr. Calvin Knowlton	71	Chief Executive Officer and Chairman of the Board
Dr. Orsula Knowlton	53	President, Chief Marketing & New Business Development Officer and Director
Brian Adams	40	Chief Financial Officer
Michael Greenhalgh	59	Chief Operating Officer

Brian Adams

Mr. Adams has served as our Chief Financial Officer since June 2014, and prior to that served as Vice President of Finance and Director of Finance for CareKinesis since October 2011. From September 2007 through October 2011, Mr. Adams served as Senior Financial Analyst, Manager of Finance and Associate Director of Finance and Accounting at KPMG LLP. Mr. Adams served as the Manager of Financial Planning and Analysis of excelleRx, Inc. from July 2005 through September 2007. Mr. Adams graduated from The University of Richmond, Robins School of Business with a Bachelor of Science in Business Administration with a concentration in finance.

Michael Greenhalgh

Mr. Greenhalgh is our co-founder and has served as our Chief Operating Officer since June 2011. He also served as Chief Executive Officer for CareKinesis from July 2017 to September 2019. He served as Vice President of Pharmacy Services and Business Development at CareKinesis from August 2010 to June 2011. Mr. Greenhalgh brings more than 25 years of professional experience in pharmacy and related healthcare companies. Prior to CareKinesis, Mr. Greenhalgh was Co-founder and President of Myofacial Associates, a professional wellness center, from March 2003 to April 2006. Mr. Greenhalgh was the President and owner of two pharmacies, Red Fern Pharmacy and Norris Hills Pharmacy, and a medical device company, Red Fern Medical Inc., from March 1988 to Jan 1998 until all three companies were acquired by Rite Aid, a Fortune 500 Company. Mr. Greenhalgh graduated from Temple University with his bachelor’s degree in Pharmacy.

PROPOSAL 2

ADVISORY VOTE APPROVING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, we are asking our stockholders to cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. In accordance with the results of the stockholder vote at the 2019 Annual Meeting of Stockholders, advisory votes on the overall compensation of our named executive officers are held every year, and there will be another vote on the frequency of the say on pay vote at the 2025 Annual Meeting of Stockholders.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our named executive officers for delivering results. We seek to attract, motivate and retain high-caliber executives and to align the interests of those executives with the interests of our stockholders in order to build long term sustainable value for our stockholders.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Tabula Rasa HealthCare, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our executive compensation philosophy and programs to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this proxy statement.

Potential Effects of the Vote

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee, and it will not affect, limit or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person, by remote communication or represented by proxy at the annual meeting and cast on this proposal will be required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as an “Against” vote, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 2

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers and Overview

In this Compensation Discussion and Analysis (“CD&A”), we address our compensation philosophy and programs with respect to the compensation paid during or awarded with respect to 2020 for our named executive officers. We also describe the elements of our 2020 compensation program and the material decisions of our Compensation Committee, and the underlying rationale for the same, with respect to our named executive officers. Our named executive officers for 2020 are:

Name	Title
Dr. Calvin Knowlton	Chief Executive Officer
Dr. Orsula Knowlton	President and Chief Marketing & New Business Development Officer
Mr. Brian Adams	Chief Financial Officer
Mr. Michael Greenhalgh	Chief Operating Officer

These named executive officers are the only executive officers of the Company as of December 31, 2020.

COVID-19 and 2020 Business Highlights

The 2020 fiscal year was marked by numerous uncertainties and challenges brought by the COVID-19 global pandemic. While COVID-19 created short-term headwinds, it has emphasized the critical role pharmacists play and hopefully the even larger influence pharmacists will have as part of long-term movement toward value-based care in the U.S. Some highlights include:

•	Total revenue of $297.2 million, an increase of 4% compared to 2019;

•	We successfully transitioned the majority of our workforce to a remote model with no service interruption to our clients, in addition, our pharmacies remained fully operational throughout 2020 and we continued to provide essential medications to the frail-elderly population served by our PACE clients, many of whom have multiple chronic conditions that require consistent medication treatment;

•	Throughout 2020 we supplied our Prescribe Wellness network of pharmacies and PACE clients with COVID-19 test kits in order to expand local testing sites and increase testing capacity;

•	We introduced innovative services such as contact-free vaccination management – a virtual, patient-friendly vaccination intake and scheduling tool – to enable community pharmacies to engage their patients effectively and safely for the administration of the COVID-19 vaccine and beyond;

•	We also deployed telephonic patient engagement services to support pharmacies with communications necessary for COVID-19 vaccine initiatives. The services provided by MedWiseRxTM clinical call centers are designed to directly support independent and chain pharmacies with COVID-19 vaccine efforts, and to expand vaccine education and accessibility to patients in need;

•	Our continued investment in R&D resulted in a record 47 publications, more than 2018 and 2019 combined, with 353 citations; and

•	The acquisition and integration of Personica, which further expanded our penetration in the PACE market and added new pharmacy benefit management capabilities, and the implementation of 31 new contracts across our CareVention HealthCare division resulted in us servicing eight out of every 10 PACE participants nationwide.

We worked tirelessly to respond to COVID-19, continually adapting our business to ever-changing needs while prioritizing the health and safety of our employees, customers, and communities. Throughout 2020, we took proactive measures to meet the needs of our business and implemented cost control measures, including reducing the base salary for our named executive officers (as discussed in more detail below). Our Compensation Committee maintained a regular schedule of meetings, quickly transitioning to virtual meetings as COVID-19 emerged. The Compensation Committee closely monitored the COVID-19’s impact on the financial performance of the Company and carefully evaluated our executive compensation programs to better serve the needs of the Company and our stockholders. Executive compensation actions relevant to COVID-19 were as follows:

•	Voluntary reductions in base salary by our named executive officers, effective October 26, 2020 through the balance of the fiscal year; and

•	No adjustments to the annual incentive bonus program as a result of the impacts of COVID-19 on the Company’s business and operations, despite a zero payout for the named executive officers.

Compensation Philosophy and Objectives

This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each element of compensation provided. In addition, it explains how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our named executive officers for 2020. The primary objectives of our executive compensation program are to retain key executives, attract new talent and link compensation achievement to business objectives. We believe our named executive officer compensation demonstrates our commitment to aligning executive pay with corporate and individual performance.

What We Do		What We Don’t Do
✓	We pay for performance	✗	None of our named executive officers currently have employment agreements
✓	We consider and benchmark against peer groups in establishing compensation	✗	We do not encourage excessive risk-taking in our compensation practices
✓	We use a mix of objective operational metrics in our compensation program to align the interests of our named executive officers with those of our stockholders	✗	We do not provide excessive executive perquisites
✓	The Compensation Committee retains an independent compensation consultant	✗	We do not provide 280G gross up payments
✓	Our executive compensation is subject to a clawback policy	✗	We do not have a minimum payout of annual or long-term incentive compensation
✓	Our named executive officers are required to hold Company stock and comply with ongoing ownership requirements under our stock ownership guidelines

The Compensation Committee has responsibility for establishing and reviewing the compensation of our named executive officers. In establishing named executive officer compensation, the Compensation Committee’s objectives primarily are to:

●	attract and retain individuals of superior ability and managerial talent;

●	ensure compensation is aligned with our corporate strategies and business objectives and the long-term interests of our stockholders;

●	enhance incentives to increase our stock price and maximize stockholder value by providing a portion of total compensation in our equity and equity-related instruments; and

●	promote teamwork while also recognizing the individual role each named executive officer plays in our success.

To achieve our compensation objectives, we provide each named executive officer with a compensation package consisting primarily of the following fixed and variable elements:

Compensation Element	Compensation Objectives	Key Features and 2020 Highlights
Base Salary

•    Recognizes performance of job responsibilities and attracts and retains individuals with superior talent.

•    Reflects the experience of the individual named executive officer and expected day-to-day contributions, supported by market data.

•  Reviewed annually to consider changes in responsibility, experience, and market competitiveness.

•   In 2020, no named executive officer received an increase in base salary (other than Mr. Greenhalgh) and all named executive officers agreed to a temporary reduction of base salary to mitigate the impacts of COVID-19.

Short-Term Incentive Compensation	• At-risk pay is designed to motivate achievement of annual performance goals. • Provides incentives to attain short-term corporate goals.

•      Market competitive targets established for named executive officers under our Annual Incentive Plan.

•    Based entirely on corporate performance, and the Compensation Committee may adjust any payout relative to individual achievements of our named executive officers.

•      No adjustments were made in light of COVID-19, despite a zero pay out for the named executive officers.

Long-Term Incentive Compensation	Maximizes stockholder value by aligning the interests of named executive officers with those of our stockholders.	2020 long-term incentive compensation included restricted stock awards that vest over a four-year period from the date of grant.

Determination of Compensation

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee, which approves named executive officer compensation annually. The Compensation Committee annually conducts a quantitative and qualitative review of each named executive officer’s achievement of corporate and individual performance goals (as described further below in the section entitled “Elements of Compensation––Short-Term Incentive Compensation”). The Compensation Committee also assesses each named executive officer’s overall contributions to Company performance and the degree to which each named executive officer’s target compensation is competitive with the market and aligned with the Company’s overall compensation philosophy.

Role of Management

Based on the data provided by the compensation consultant, the Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of the named executive officers (except with respect to his own compensation).

Compensation Consultant

In 2020, we utilized Pearl Meyer, an independent compensation consultant, to assist in a review of our overall executive compensation program, including with respect to benchmarking executive compensation. Pearl Meyer works directly with the Compensation Committee and attends all committee meetings and well as pre-meetings to review agenda items and draft materials.

Peer Group and Market Data

The Compensation Committee considers and benchmarks named executive officer compensation against a peer group in assessing and reviewing base salary, target bonus amounts (with respect to short-term incentive compensation), and long-term equity awards. Our peer companies were selected based on best practices criteria developed to identify comparable peer companies in terms of size, industry, performance, and business complexity to provide the Compensation Committee with relevant and meaningful comparison information in support of compensation decision-making. Our peer group includes companies that have a similar enterprise value and who are in similarly sized and situated businesses and are part of the healthcare technologies and healthcare services industries. Our 2020 peer companies generally have estimated revenue between $100 million and $1 billion and a range for market capitalization of $200 million to $18 billion. Although it is challenging to find companies that are size-appropriate and provide similar innovative healthcare technologies, we try to maintain as many current peers as possible for year-over-year consistency.

The 2020 peer group was composed of the following companies:

Benefitfocus, Inc.	HealthStream, Inc.	Omnicell, Inc.
Castlight Health, Inc.	HMS Holdings Corp.	NextGen Healthcare, Inc.
Computer Programs & Systems, Inc.	Inovalon Holdings, Inc.	Teladoc Health, Inc.
Evolent Health, Inc.	Livongo Health, Inc.	Vocera Communications, Inc.
HealthEquity, Inc.	National Research Corporation	Phreesia, Inc.
Health Catalyst, Inc.	1Life Healthcare, Inc.*	eHealth, Inc.*

* New peer companies added to our 2020 peer group.

Elements of Compensation

Base Salaries

We provide a base salary as a fixed source of compensation for the named executive officers. Other than Mr. Greenhalgh, who received a 19% increase to his base salary as a result of his promotion during 2020, the Compensation Committee did not increase our named executive officers’ base salaries 2020.

Against the backdrop of the adverse impact of COVID-19 on the Company’s financial condition, in order to help reduce costs and preserve our cash reserves, our named executive officers agreed to a temporary reduction of their base salaries for the period between October 26, 2020 and December 31, 2020. Drs. Calvin and Orsula Knowlton reduced their base salaries by 50% in the amount of $52,885 and $43,269, respectively, and Mr. Adams and Mr. Greenhalgh reduced their base salaries by 20% in the amount of $15,385 each.

	2020 Base Salary(1)	2019 Base Salary	Percentage Increase	Effective Base Salary for 2020
Dr. Calvin Knowlton	$550,000	$550,000	0%	$497,115
Dr. Orsula Knowlton	$450,000	$450,000	0%	$406,731
Mr. Brian Adams	$400,000	$400,000	0%	$384,615
Mr. Michael Greenhalgh	$400,000	$335,000	19%	$377,755

(1)	Does not reflect the voluntary base salary reductions described above.

Short-Term Incentive Compensation

We pay annual performance-based bonuses to reward the performance achievements of our named executive officers. An executive must be employed by us on the pay date to receive a bonus. While historically we have paid these bonuses in cash, the Compensation Committee maintains flexibility under our Annual Incentive Plan (the “AIP”) to make payments in the form of cash, stock or a combination of the foregoing.

Under the 2020 AIP, each named executive officer was assigned a targeted payout, expressed as a percentage of his or her base salary for the year, but may receive a payout above or below target based on performance. The particular target is based on each named executive officer’s compensation tier, with our Chief Executive Officer receiving the highest target amount, and are determined following a review of market-competitive ranges for target bonus and target total cash compensation that approximates the 50th percentile of the market. For 2020, the target bonus amounts were expressed as a percentage of 2020 base salary amounts and ultimately set as follows:

	2020 Target Bonus (% of Base Salary)	2020 Target Bonus ($)
Dr. Calvin Knowlton	100%	$550,000
Dr. Orsula Knowlton	75%	$337,500
Mr. Brian Adams	60%	$240,000
Mr. Michael Greenhalgh	60%	$240,000

Consistent with the prior years, the Compensation Committee structured the 2020 AIP based entirely on corporate performance. The performance metrics for the 2020 AIP were revenue and adjusted EBITDA, with revenue weighted at 60% and adjusted EBITDA weighted at 40%. No payouts are made if threshold levels are not achieved, and payout is capped at 200% of target. Performance achieved between threshold and target, and target and maximum are not interpolated. The Compensation Committee has the discretion to adjust any payout relative to individual achievements.

Our AIP performance objectives are generally objectively determinable and measurable and their outcomes are uncertain at the time established. When we set the 2020 objectives, which was prior to COVID-19, we considered them to be ambitious, but attainable and designed to reflect meaningful performance requirements. The 2020 AIP performance objectives and levels of achievement were as follows:

Performance Measure	Weighting	Threshold	Target	Maximum
Revenue	60%	$325 million	$342 million	>$375 million
Adjusted EBITDA(1)	40%	$46 million	$49 million	>$54 million
% of Target Bonus		75%	100%	200%

(1)	Adjusted EBITDA, a non-GAAP measure, consists of net income (loss) plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense (income), acquisition-related expense and stock-based compensation related expense. For a further description of how we calculate Adjusted EBITDA, including a reconciliation to our net loss, the most comparable GAAP measure, please refer to “Non-GAAP Financial Measures — Adjusted EBITDA” on pages 65 through 66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which we filed with the SEC on February 26, 2021.

Despite our named executive officers’ strenuous efforts in navigating the challenges of COVID-19, as set forth in the table below, our revenue and adjusted EBITDA for 2020 fell below the threshold level eligible for an AIP payout. The Compensation Committee did not change or adjust any of the performance metrics or goals under the AIP for 2020. As a result, none of our named executive officers received a payout under the AIP for 2020.

Performance Measure	Actual Performance Achieved	Level of Actual Achievement Earned	Actual Payout % Achieved Based on Goal Weightings
Revenue (60% weight)	$297.2 million	Below Threshold	0%
Adjusted EBITDA (40% weight)	$21.8 million	Below Threshold	0%
Total AIP Payout Earned			0%

Long-Term Incentive Compensation

The Compensation Committee grants long-term incentive awards to our named executive officers under our 2016 Equity Compensation Plan. In February 2020, the named executive officers received long-term equity incentive awards, consisting of restricted stock awards that vest in four equal annual installments commencing on January 12, 2021 in the following amounts:

Name	Restricted Stock Grant (# of Shares)	Grant Date Fair Value ($)(1)
Dr. Calvin Knowlton	58,737	$3,999,990
Dr. Orsula Knowlton	36,710	$2,499,951
Mr. Brian Adams	22,026	$1,499,971
Mr. Michael Greenhalgh	14,684	$999,980

(1)	Based on the closing price of the Company’s stock on the February 24, 2020 grant date, or $68.10.

These amounts were determined based on input from our compensation consultant based on a review of similar roles at companies within our peer group, and were targeted at approximately the 75th percentile of the market. The Compensation Committee believes that targeting at this level is appropriate given the Company’s performance as compared to its peer group.

Special Equity Awards

In connection with the base salary reductions and in order to strengthen the named executive officers’ commitment to improving stockholder interests, the Compensation Committee approved the grant of a one-time special stock award (the “Special Equity Awards”) to the named executive officers in an amount equal to the reduced salary as set forth in the table below.

Name	Stock Grant (# of Shares)	Grant Date Fair Value ($)(1)
Dr. Calvin Knowlton	1,703	$59,741
Dr. Orsula Knowlton	1,394	$48,902
Mr. Brian Adams	496	$17,400
Mr. Michael Greenhalgh	496	$17,400

(1)	Based on the closing price of the Company’s stock on the November 9, 2020 grant date, or $35.08

Fiscal 2021 Compensation Decisions

In addition, during 2020, the Compensation Committee directed our compensation consultant to conduct a long-term incentive plan design review concerning a move towards performance-based long-term incentive awards. Our Compensation Committee considered various plan designs and has decided to take an initial step to incorporate performance-based objectives into the Company’s long-term incentive program in the form of performance stock units (“PSUs”) commencing in 2021, with one fourth (1/4th) of long-term incentive awards comprised of PSUs. The Compensation Committee believes PSUs will further the Company’s focus on pay-for-performance and drive long-term financial performance, and will continue to evaluate the mix of the long-term incentive plan design on an annual basis.

PSUs are subject to a three-year performance period, commencing on January 1, 2021 and may become earned and vested based on the actual performance level achieved with respect to a 3-year revenue compound annual growth rate. The performance objectives and the level of achievement for PSUs are as follows:

Performance Measure	Threshold	Target	Maximum
Three-Year Revenue Compound Annual Growth Rate	20%	25%	30%
% of PSUs Vested	75%	100%	200%

Compensation Agreements

Employment Agreements

 In 2018, the Company discontinued individualized employment agreements and entered into change-in-control and severance agreements with our named executive officers, which included uniform definitions, terms and restrictions. With the Company’s growth, the administration of the various employment contracts became challenging and the Company desired a more consistent approach to executive contracts. As a result, effective January 1, 2018, none of our named executive officers have employment agreements with the Company. Our named executive officers now are party to the change-in-control and severance agreements (the “CIC Agreements”) described below.

 CIC Agreements

 On February 26, 2018, we entered into the CIC Agreements with each of our named executive officers. Certain key terms of the CIC Agreements are described below.

 Each CIC Agreement has an initial three-year term effective as of January 1, 2018 and will automatically renew for successive one-year periods thereafter unless notice of non-renewal is given 90 days prior to the expiration of the renewal date or they are otherwise terminated pursuant to their terms. The CIC Agreements provide that if the executive is terminated without cause or resigns for good reason and executes (and does not revoke) a release, then he or she will receive, in addition to certain other earned, but unpaid, amounts, (i) continuation of base salary for the severance term; (ii) health continuation coverage under COBRA, for the severance term, provided that the executive pays the monthly COBRA costs and any benefits will be reduced or eliminated if the executive becomes entitled to duplicative coverage; and (iii) reimbursement for the reasonable costs of outplacement services incurred (up to a specified maximum) within the outplacement benefit term. The other earned, but unpaid, amounts consist of any unpaid base salary, other accrued amounts, and, for a termination other than for cause at least six months following the commencement of the applicable performance period, a prorated bonus for such performance period based on the portion of the performance period prior to the executive’s termination of employment that is calculated based on the target bonus amount. If the executive dies, then the executive’s estate will receive, in addition to other earned, but unpaid, amounts, a lump sum payment of the executive’s base salary for the severance term and all outstanding equity grants will become fully vested and exercisable. If the executive’s employment is terminated due to disability, then the executive will only be entitled to any amounts earned, but unpaid.

 Additionally, the CIC Agreements provide that in addition to the above severance benefits, if the executive’s employment is terminated without cause or by the executive for good reason within 90 days prior to a change in control, provided that a change in control actually occurs, or within two years after the change in control, then all of the executive’s outstanding equity will become fully vested and exercisable.

Each CIC Agreement includes an appendix that sets forth the applicable material terms for each executive, including the following terms:

	Dr. Calvin Knowlton	Dr. Orsula Knowlton	Brian Adams	Michael Greenhalgh
Base Salary	$550,000	$450,000	$400,000	$400,000
Target Incentive Bonus	100% of Base Salary	75% of Base Salary	60% of Base Salary	60% of Base Salary
Severance Term	24 months	24 months	18 months	12 months

The CIC Agreements contain restrictive covenants pursuant to which the executives have agreed to refrain from competing with us or soliciting our employees or customers for a period following the executive’s termination of employment. The restrictive covenants apply for the duration of the applicable severance term.

Payments and benefits under the CIC Agreements are reduced to the maximum amount that does not trigger the excise tax under Code sections 280G and 4999 unless the executive would be better off, on an after-tax basis, had the executive received all payments and benefits and paid all applicable excise and income taxes.

Change of Control under the 2016 Equity Compensation Plan

Under the 2016 Equity Compensation Plan, if we experience a change of control where we are not the surviving corporation, or survive only as a subsidiary of another corporation, unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants that have comparable terms by, the surviving corporation, or a parent or subsidiary of the surviving corporation. The “committee” for purposes of the 2016 Equity Compensation Plan is the Compensation Committee or other committee appointed by the Board to administer the 2016 Equity Compensation Plan. Unless a grant instrument provides otherwise, if a participant’s employment is terminated by the surviving corporation without cause upon or within 12 months following a change of control, the participant’s outstanding grants will fully vest as of the date of termination; provided, that if the vesting of any grants is based, in whole or in part, on performance, the applicable grant instrument will specify how the portion of the grant that becomes vested upon a termination following a change of control will be calculated.

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may take any of the following action without the consent of any participant:

●	determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, cash awards and dividend equivalents immediately lapse;

●	pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units, cash awards or dividend equivalents;

●	require that participants surrender their outstanding stock options, stock appreciation rights or any other exercisable grant, in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of common stock; provided, however, if the per share fair market value of the common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

●	after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change of control under the 2016 Equity Compensation Plan occurs if:

●	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then outstanding voting securities;

●	we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

●	we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

●	we sell or dispose of all or substantially all of our assets;

●	our stockholders approve a plan of complete liquidation or dissolution; or

●	a majority of the members of our Board is replaced during any 12-month period or less by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Other Benefits

Executive Life Insurance Program

In 2014, we began providing an executive life insurance program in which our named executive officers participate. This program provides a death benefit to the named executive officer’s beneficiary in an amount equal to $1.0 million, $1.5 million, and $0.5 million for Dr. Orsula Knowlton and Messrs. Adams and Greenhalgh, respectively.

Perquisites

We pay country club and social club dues for Dr. Calvin Knowlton. We pay these costs because they are primarily business-related, although they may occasionally result in a personal benefit to Dr. Calvin Knowlton.

Additional Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as dental insurance, vision insurance, a medical and dental opt-out program, 401(k), group life insurance and short and long-term disability insurance, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our named executive officers. We pay the full cost of medical insurance for Drs. Calvin and Orsula Knowlton. Mr. Adams and Mr. Greenhalgh participate in our medical insurance benefits on the same basis as other employees.

Risk Mitigation Policies and Practices

Stock Ownership Guidelines

In February 2020, the Compensation Committee approved stock ownership guidelines for our named executive officers and directors. Drs. Calvin and Orsula Knowlton are required to hold the Company common stock in an amount of five times their base salaries, and Mr. Brian Adams and Mr. Michael Greenhalgh are each required to hold three times their respective base salaries in the Company common stock. All participants must comply with the ownership requirements within five years from the later of date of policy adoption or the date of being deemed a participant, and the shares held by participants must be shares owned outright and the shares held by participants must be vested in-the-money unexercised stock options, owned via individual purchase, vest or exercise.

Clawback Policy

In February 2020, the Compensation Committee approved the Compensation Recoupment Policy (the “Recoupment Policy”) to enhance our corporate governance practices. The Recoupment Policy applies to any officers (as defined under Section 16(a) of the Exchange Act). In the event of a financial restatement caused by the Company’s material noncompliance with applicable financial reporting requirements, our Board will investigate any possible misconduct by officers that contributed to the financial restatement and all incentive-based compensation (cash bonuses and performance-based equity awards) for the preceding three fiscal years. The Board, in its sole discretion and to the extent permitted by applicable law, may require that an officer repay the difference between the amount of his or her incentive-based compensation that would have been paid based on proper reporting of the financial results and the amounts actually received by the officer.

Tax Implications

While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Stockholder Outreach and Say-on-Pay Vote

At the 2020 Annual Meeting, we asked our stockholders to approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2020 Annual Meeting. Approximately 88% of the votes cast (excluding broker non-votes) were cast in favor of the non-binding advisory vote to approve the compensation of the named executive officers at the 2020 Annual Meeting. The Compensation Committee believes this indicates that our stockholders strongly support the philosophy, strategy, and objectives of our executive compensation programs. After considering this result and following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our overall approach to executive compensation. The Compensation Committee intends to continue to monitor stockholder concerns, including the results of the annual non-binding advisory votes to approve the compensation of the named executive officers, in making future decisions affecting the compensation of the named executive officers.

We believe that investor outreach is key to our commitment to engagement, communication, and transparency with our stockholders. We welcome stockholder feedback with respect to our executive compensation programs. Please see the section entitled “Stockholder Communications with the Board of Directors” for information on how to contact the Compensation Committee or the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the above Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Samira Beckwith (Chairperson)

Michael Purcell

A Gordon Tunstall

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table discloses the compensation for Dr. Calvin Knowlton, our Chief Executive Officer, Mr. Adams, our Chief Financial Officer, and the next two most highly-compensated named executive officers serving at the end of fiscal 2020: Dr. Orsula Knowlton, President and Chief Marketing & New Business Development Officer and Mr. Michael Greenhalgh, Chief Operating Officer for the years required by SEC rules.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Dr. Calvin Knowlton	2020	497,115	4,059,731	—	45,814	4,602,660
Chief Executive Officer	2019	561,127	4,519,450	—	55,153	5,135,730
	2018	561,127	2,907,442	—	71,519	3,540,088
Brian Adams	2020	384,615	1,517,371	—	23,213	1,925,199
Chief Financial Officer	2019	408,242	1,984,680	216,000	23,497	2,632,419
	2018	408,242	1,221,898	—	27,412	1,657,552
Dr. Orsula Knowlton	2020	406,731	2,548,853	—	12,716	2,968,300
President and Chief Marketing & New	2019	461,004	3,335,846	—	9,080	3,805,930
Business Development Officer	2018	452,350	2,274,066	—	14,180	2,740,596
Michael Greenhalgh	2020	377,755	1,017,380	—	29,772	1,424,907
Chief Operating Officer

(1)	Amounts reflect the voluntary reductions to base salary effective October 27, 2020 through December 31, 2020.

(2)	Amounts shown for 2020 include stock and restricted stock awards granted under our 2016 Equity Compensation Plan, as discussed in the Compensation Discussion and Analysis section, above. Amounts reflect the grant date fair value of shares of stock and restricted common stock granted in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see Note 16 of the Notes to Consolidated Financial Statements contained in our 2020 Annual Report.

(3)	Includes the following All Other Compensation for the named executive officers:

Name and Principal Position	Year	Company Contribution to 401(k) Plan ($)	Health and Welfare Benefits(a) ($)	Executive Life Insurance Program(b) ($)	Perquisites(c) ($)
Dr. Calvin Knowlton	2020	8,550	34,993	—	2,271
Chief Executive Officer
Brian Adams	2020	8,550	13,885	778	—
Chief Financial Officer
Dr. Orsula Knowlton	2020	8,550	3,486	680	—
President and Chief Marketing & New Business Development Officer
Michael Greenhalgh	2020	8,550	19,148	2,074	—
Chief Operating Officer

(a)	Includes the premiums paid for our medical plan for Dr. Calvin Knowlton, covering both him and Dr. Orsula Knowlton, which are fully paid by us, as discussed below in the “Other Benefits” section.

(b)	Includes premiums paid for our executive life insurance program, discussed below in the “Other Benefits” section.

(c)	The aggregate amount of perquisites does not exceed $10,000 per annum for each of the named executive officers. The amount reported here for Dr. Calvin Knowlton reflects the value of country club and social club dues paid by us, discussed above in the “Other Benefits” section.

Grants of Plan-Based Awards

The following table sets forth each grant made to our named executive officers in 2020 under plans established by the Company in the amounts granted on such dates.

		Estimated Possible Payments			All Other	Grant
		Under Non-Equity Incentive Plan			Stock	Date Fair
		Awards(1)			Awards:	Value of
					Number of	Stock and
					Shares of	Option
					Stock or	Awards
	Grant	Threshold	Target	Maximum	Units	(Target)(2)
Name	Date	($)	($)	($)	(#)	($)
Dr. Calvin Knowlton		412,500	550,000	1,100,000	—	—
	2/24/2020				58,737	3,999,990
	11/9/2020	—	—	—	1,703	59,741
Dr. Orsula Knowlton		253,125	337,500	675,000	—	—
	2/24/2020				36,710	2,499,951
	11/9/2020	—	—	—	1,394	48,902
Mr. Brian Adams		180,000	240,000	480,000	—	—
	2/24/2020				22,026	1,499,971
	11/9/2020	—	—	—	496	17,400
Mr. Michael Greenhalgh		180,000	240,000	480,000	—	—
	2/24/2020				14,684	999,980
	11/9/2020	—	—	—	496	17,400

(1)	Awards were made pursuant to the AIP. No payouts were made, based on the Company’s 2020 performance against the performance metrics.

(2)	The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2020.

	Option Awards						Stock Awards

							Number of
		Number of Securities	Number of Securities				Shares or Units		Market Value of
		Underlying	Underlying				Of Stock		Shares or Units
		Unexercised	Unexercised				That Have		That Have
		Options	Options	Option	Option		Not		Not
		Exercisable	Unexercisable	Exercise	Expiration		Vested		Vested
Name	Grant Date	(#)	(#)	Price ($)	Date		(#) (3)		($)
Dr. Calvin Knowlton
	3/10/2017	369	369	15.16	3/10/2022	(1)	—		—
	3/10/2017	5,413	5,411	15.16	3/10/2027	(1)	—		—
	9/28/2016	—	—	—	—		168,654	(4)	7,225,137
	1/2/2018	—	—	—	—		38,500	(5)	1,649,340
	2/14/2019	—	—	—	—		54,750	(6)	2,345,490
	2/24/2020	—	—	—	—		58,737	(7)	2,516,293
Dr. Orsula Knowlton
	10/21/2016	48,600	—	15.65	10/21/2026	(2)	—		—
	3/10/2017	369	369	15.16	3/10/2022	(1)	—		—
	3/10/2017	69,470	4,630	15.16	3/10/2027	(1)	—		—
	9/28/2016	—	—	—	—		133,634	(4)	5,724,881
	1/2/2018	—	—	—	—		32,000	(5)	1,370,880
	2/14/2019	—	—	—	—		41,250	(6)	1,767,150
	2/24/2020	—	—	—	—		36,710	(7)	1,572,656
Brian Adams
	6/28/2013	54,153	—	3.11	6/28/2023	(1)	—		—
	10/21/2016	21,350	—	14.23	10/21/2026	(2)	—		—
	3/10/2017	875	202	13.78	3/10/2027	(1)	—		—
	3/10/2017	35,878	2,392	13.78	3/10/2027	(1)	—		—
	1/2/2018	—	—	—	—		16,000	(5)	685,440
	2/14/2019	—	—	—	—		27,000	(6)	1,156,680
	2/24/2020	—	—	—	—		22,026	(7)	943,594
Michael Greenhalgh
	6/28/2013	52,000	—	3.11	6/28/2023	(1)	—		—
	10/21/2016	3,850	—	14.23	10/21/2026	(2)	—		—
	10/21/2016	10,650	—	14.23	10/21/2026	(2)	—		—
	3/10/2017	875	202	13.78	3/10/2027	(1)	—		—
	3/10/2017	19,472	1,298	13.78	3/10/2027	(1)	—		—
	8/3/2017	—	—	—	—		5,000	(8)	214,200
	1/2/2018	—	—	—	—		10,000	(5)	428,400
	2/14/2019	—	—	—	—		10,500	(6)	449,820
	2/24/2020	—	—	—	—		14,684	(7)	629,063

(1)	Option awards generally vest 25% on the first anniversary of grant, and 1/36th each month thereafter. Qualified option awards to Drs. Calvin and Orsula Knowlton have a term of five years because they were considered 10% owners at the time of grant and the tax rules for incentive stock option grants require a five-year term. Nonqualified option awards and option awards to Mr. Adams and Mr. Greenhalgh have a term of ten years.

(2)	Option awards that vest 33.33% on the first anniversary of grant, and 1/24th each month thereafter. Nonqualified option awards to Dr. Orsula Knowlton and option awards to Mr. Adams and Mr. Greenhalgh have a term of ten years.

(3)	Amounts reflect restricted stock awards granted under the 2016 Equity Compensation Plan.

(4)	100% of the restricted stock awards vest on December 1, 2021.

(5)	Restricted stock awards vest in four equal annual installments on January 2, 2019, January 2, 2020, January 2, 2021 and January 2, 2022.
(6)	Restricted stock awards vest in four equal annual installments on January 1, 2020, January 1, 2021, January 1, 2022 and January 1, 2023.
(7)	Restricted stock awards vest in four equal annual installments on January 11, 2021, January 11, 2022, January 11, 2023, and January 11, 2024.

(8)	Restricted stock awards vested one-fourth on August 3, 2018 and has continued to vest in equal one-fourth installments each year thereafter.

Option Exercises and Stock Vested Table – 2020

The following table sets forth information concerning each exercise of stock options and the vesting of restricted stock during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Dr. Calvin Knowlton	179,653	$6,306,365	58,314	$2,862,691
Dr. Orsula Knowlton	45,277	$1,930,147	42,871	$2,095,592
Mr. Brian Adams	18,000	$1,027,034	22,364	$1,153,757
Mr. Michael Greenhalgh	9,000	$434,570	13,996	$708,230

(1)	The amounts in this column are calculated by multiplying the number of shares acquired upon exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the option.

(2)	Reflects vesting of restricted stock granted in 2016 upon completion of the vesting period.

(3)	Amount calculated using the closing price per share of TRHC stock on the vesting date.

Potential Payments upon Termination or Change in Control Tables

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, incapacity retirement or a constructive termination of a named executive officer, or a “change in control” of the Company, or a change in the named executive officer’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive officer, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive officer, including any stock options vested as of December 31, 2020 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2020). The tables assume that employment termination and/or the change in control occurred on December 31, 2020 and a valuation of our common stock based on its closing market price per share on December 31, 2020 of $42.84 per share. The tables also assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described above.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “CD&A” above. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Name(1)	Cash Severance	Benefit Continuation(2)	Outplacement Services	Equity Awards(3)	Total
Dr. Calvin Knowlton	$2,200,000	$48,000	$25,000	$13,896,262	$16,169,262

Dr. Orsula Knowlton	$1,575,000	$48,000	$25,000	$10,573,949	$12,221,949

Mr. Brian Adams	$960,000	$36,000	$25,000	$2,861,095	$3,882,095

Mr. Michael Greenhalgh	$640,000	$24,000	$25,000	$1,765,073	$2,454,073

(1)	All amounts described are based upon a termination in connection with a change in control, pursuant to the terms of the CIC Agreements.

(2)	The benefit continuation amount assumes an estimated COBRA continuation cost of $2,000 a month.

(3)	The equity awards column amount is based on the full value of all unvested stock options and restricted stock awards.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Dr. Calvin Knowlton, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K. In making this pay ratio disclosure, other companies may use assumptions, estimates, and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise.

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. Dr. Calvin Knowlton had 2020 annual total compensation of $4,602,660 as reflected in the Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2020 was $66,283, as determined in the same manner as the total compensation for Dr. Calvin Knowlton. Based on this information, for 2020, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was approximately 1 to 69.

To identify the median employee from our employee population, we determined the annual total compensation, a consistently applied measure of compensation paid across our entire employee base, of each of our employees as of December 31, 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, except that, in accordance with Item 402(u) of Regulation S-K, we excluded all non-U.S. employees, which represented less than 5% of our U.S. employee population.

Compensation Risk Assessment

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risks that could threaten the Company. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion. Accordingly, there were no material adjustments made to our compensation policies and practices. We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s employees.

Policies Prohibiting Hedging, Pledging, Margining and Short Selling

Our insider trading policy, as currently in effect, prohibits all officers (including our NEOs), directors and employees from engaging in any transaction designed to hedge or offset any decrease in the market value or the full ownership risks and rewards of direct and indirect ownership of our stock. Under our insider trading policy, no officer, director or employee may purchase financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions that hedge or offset any decrease in the market value of our stock.

Our insider trading policy also prohibits our officers, directors, employees, advisory board members, agents and consultants (collectively, “TRHC Team Members”) from engaging in speculative or short-term trading, including the sale of securities that are not currently owned by the seller, commonly referred to as short sales, transactions in put or call options, margin trading or other inherently speculative transactions with respect to our stock. The insider trading policy prohibits all TRHC Team Members from engaging in any pledging transactions, except in unusual circumstances. Any such pledging must be approved by the Board or the Compensation Committee. Such approval typically will depend on the TRHC team member’s clearly demonstrated financial capacity to repay the loan without resorting to the pledged securities.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2021 by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known to us to be beneficial owners of more than five percent of our common stock. Except as otherwise set forth below, the address of each beneficial owner is: c/o 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent (%) of Total
5%+ Beneficial Stockholders
BlackRock, Inc.(1)	3,282,253	13.2%
55 East 52nd Street
New York, NY 10055
Credit Suisse AG(2)	1,442,335	5.8%
Uetlibergstrasse 231, P.O. Box 900
CH 8070
Zurich, Switzerland
The Vanguard Group(3)	1,384,631	5.6%
100 Vanguard Blvd.
Malvern, PA 19355
Macquarie Group Limited(4)	1,296,844	5.2%
50 Martin Place
Sydney, New South Wales, Australia
Artisan Partners Limited Partnership, Artisan Investments GP LLC, and Artisan Partners Holdings LP(5)	1,275,849	5.1%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Directors and Executive Officers
Dr. Calvin Knowlton(6)	1,827,844	7.3%
Dr. Orsula Knowlton(6)	1,827,844	7.3%
Brian Adams(7)	342,101	1.4%
Michael Greenhalgh(8)	238,118	1.0%
Dr. Samira Beckwith(9)	12,917	*
Dr. Jan Berger(10)	14,099	*
Dr. Dennis Helling(11)	18,578	*
Kathrine O’Brien(12)	13,879	*
Michael Purcell(13)	14,741	*
RADM Pamela Schweitzer(14)	12,889	*
A. Gordon Tunstall(15)	83,486	*
All executive officers and directors as a group (11 persons)	2,578,692	10.2%

* Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

BlackRock, Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC on January 26, 2021 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. BlackRock reported that it has sole voting power with respect to 3,248,499 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 3,282,253 shares, and shared dispositive power with respect to zero shares.

(2)	Credit Suisse AG (“Credit Suisse”) filed a Schedule 13G with the SEC on February 12, 2021 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. Credit Suisse reported that it has sole voting power with respect to zero shares, shared voting power with respect to 1,442,335 shares, sole dispositive power with respect to zero shares, and shared dispositive power with respect to 1,442,335 shares.

(3)	The Vanguard Group (“Vanguard”) filed an amended Schedule 13G with the SEC on February 10, 2021 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. Vanguard reported that it has sole voting power with respect to zero shares, shared voting power with respect to 48,664 shares, sole dispositive power with respect to 1,321,024 shares, and shared dispositive power with respect to 63,607 shares.

(4)	The Macquarie Group Limited (“Macquarie”) filed a Schedule 13G with the SEC on February 12, 2021 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. Macquarie reported that it has sole voting power with respect to zero shares, shared voting power with respect to zero shares, sole dispositive power with respect to zero shares, and shared dispositive power with respect to zero shares.

(5)	Artisan Partners Limited Partnership, Artisan Investments GP LLC, and Artisan Partners Holdings LP (“Artisan”) filed a Schedule 13G with the SEC on February 10, 2021 reporting that it is deemed to be the beneficial owner in excess of 5% of the outstanding shares of Company common stock. Artisan reported that it has sole voting power with respect to zero shares, shared voting power with respect to 1,066,852 shares, sole dispositive power with respect to zero shares, and shared dispositive power with respect to 1,275,849 shares.

(6)	Drs. Calvin and Orsula Knowlton are spouses and the number and percentage of beneficial ownership of each represents their aggregate combined ownership, including their combined ownership of The Calvin and Orsula Knowlton Foundation, Inc., over which Drs. Calvin and Orsula Knowlton have shared voting and investment power and Dr. Calvin Knowlton’s ownership of The Knowlton Foundation, Inc., over which Dr. Calvin Knowlton has sole voting and investment power. Consists of (a) 504,875 shares of common stock held by Dr. Calvin Knowlton, (b) 472,628 shares of common stock held by Dr. Orsula Knowlton, (c) 36,546 shares of common stock held by The Calvin and Orsula Knowlton Foundation, Inc., for which Drs. Calvin and Orsula Knowlton serve as Secretary and President, respectively, (d) 39,546 shares of common stock held by The Knowlton Foundation, Inc., for which Dr. Calvin Knowlton serves as President, (e) 11,562 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2021 by Dr. Calvin Knowlton, (f) 123,438 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2021 by Dr. Orsula Knowlton, (g) 343,457 shares of unvested restricted stock held by Dr. Calvin Knowlton, (h) 251,542 shares of unvested restricted stock held by Dr. Orsula Knowlton, (i) 4,290 shares of common stock held jointly by Dr. Calvin Knowlton and Dr. Orsula Knowlton and (j) 40,000 shares of common stock held in trusts for children.

(7)

Consists of (a) 102,850 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2021, (b) 70,645 shares of unvested restricted stock held by Mr. Adams and (c) 168,606 shares of common stock held by Mr. Adams. Mr. Adams has pledged 65,000 shares of common stock.

(8)

Consists of (a) 69,347 shares of common stock issuable to Mr. Greenhalgh upon the exercise of options within 60 days of March 31, 2021, (b) 56,138 shares of unvested restricted stock held by Mr. Greenhalgh and (c) 112,633 shares of common stock held by Mr. Greenhalgh.

(9)	Consists of (a) 1,028 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2021, (b) 2,846 shares of unvested restricted stock held by Dr. Beckwith and (c) 9,043 shares of common stock held by Dr. Beckwith.

(10)	Consists of (a) 4,807 shares of unvested restricted stock held by Dr. Berger and (b) 9,292 shares of common stock held by Dr. Berger.

(11)	Consists of (a) 2,369 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2021, (b) 2,846 shares of unvested restricted stock held by Dr. Helling and (c) 13,363 shares of common stock held by Dr. Helling.

(12)	Consists of (a) 4,818 shares of unvested restricted stock held by Ms. O’Brien and (b) 9,061 shares of common stock held by Ms. O’Brien.

(13)	Consists of (a) 4,807 shares of unvested restricted stock held by Mr. Purcell and (b) 9,934 shares of common stock held by Mr. Purcell.

(14)	Consists of (a) 4,916 shares of unvested restricted stock held by RADM Schweitzer and (b) 7,973 shares of common stock held by RADM Schweitzer.

(15)	Consists of (a) 70,065 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2021, and (b) 13,421 shares of common stock held by Mr. Tunstall.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of TRHC’s common stock complied with all Section 16(a) filing requirements applicable to them during 2020 on a timely basis, except that administrative oversight led to the late filing of one Form 4, by Michael Greenhalgh with respect to one transaction, and the late filing of one Form 4 in 2021, by Samira Beckwith with respect to one transaction.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2020

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	2,096,556	$27.74	1,171,581
Equity compensation plans not approved by security holders	—	—	—
Total	2,096,556	$27.74	1,171,581

(1)	Reflects shares of common stock available for future issuance under the 2016 Equity Compensation Plan at December 31, 2020. In September 2016, our Board adopted the 2016 Equity Compensation Plan, which was approved by our stockholders (also in September 2016). The 2016 Equity Compensation Plan became effective on September 27, 2016, and on this date the 2014 Equity Compensation Plan merged with and into the 2016 Equity Compensation Plan. Accordingly, no additional stock awards will be granted under the 2014 Equity Compensation Plan. As of the first trading day of January during the term of the 2016 Equity Compensation Plan, beginning with calendar year 2017, the number of shares reserved under the 2016 Equity Compensation Plan is automatically increased by 5% of the total number of shares of common stock that are outstanding as of the last trading day of December of the immediately preceding calendar year. Pursuant to the terms of the 2016 Equity Compensation Plan, an additional 1,200,244 shares were added to the number of available shares effective February 26, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors and officers. Under these agreements, we have agreed to indemnify these persons against any and all expenses incurred by them resulting from their status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by such persons in connection with a legal proceeding arising out of their service to us.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements and Compensation Arrangements

Dr. Calvin Knowlton, husband of Dr. Orsula Knowlton, our President and Chief Marketing & New Business Development Officer and director, has been employed by us since 2010. Dr. Calvin Knowlton serves as our Chief Executive Officer and Chairman. See the section titled “Executive Compensation” for compensation information for Dr. Calvin Knowlton.

Dr. Orsula Knowlton, wife of Dr. Calvin Knowlton, has been employed by us since 2010. See the section titled “Executive Compensation” for compensation information for Dr. Orsula Knowlton.

Jeffrey Knowlton, a son of Dr. Calvin Knowlton, has been employed by us since 2013. Jeffrey Knowlton serves as our Vice President of Business Intelligence. During the fiscal year ended December 31, 2020, Jeffrey Knowlton had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $232,347.

Michael Ristagno, a brother-in-law of Drs. Calvin and Orsula Knowlton, has been employed by us since 2011. Michael Ristagno serves as our Chief Client Officer. During the fiscal year ended December 31, 2020, Michael Ristagno had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $559,679.

Joseph Filippoli, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2013. Joseph Filippoli serves as our Chief Information Officer. During the fiscal year ended December 31, 2020, Joseph Filippoli had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $1,127,291.

Robert Omlor, a son-in-law of Dr. Calvin Knowlton, has been employed by us since 2010. Robert Omlor serves as our Vice President of Client Development. During the fiscal year ended December 31, 2020, Robert Omlor had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $212,838.

Phillip Christou, a brother-in-law of Drs. Calvin and Orsula Knowlton, has been employed by us since 2010. Phillip Christou serves as our Vice President of Pharmacy Services. During the fiscal year ended December 31, 2020, Phillip Christou had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $146,716.

Michael Greenhalgh, Jr., a son of Michael Greenhalgh, has been employed by us since 2018. Michael Greenhalgh, Jr. serves as a Regional Manager of Business Development. During the fiscal year ended December 31, 2020, Michael Greenhalgh, Jr. had total compensation, including base salary, bonus, equity awards and other compensation, of approximately $142,096.

Each of Jeffrey Knowlton, Michael Ristagno, Joseph Filippoli, Robert Omlor, Phillip Christou and Michael Greenhalgh Jr.’s respective compensation levels were determined, in part, by reference to our similarly situated employees who were not related to an executive officer or director. Each of the above named individuals was also eligible for equity awards on the same general terms and conditions as applicable to other similarly situated employees who were not related to an executive officer or director.

Stock Option Grants and Grants of Restricted Stock to Family Members of Executive Officers

We have granted restricted stock to our executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation.” In addition, we have granted restricted stock under the 2016 Equity Compensation Plan to certain immediate family members of our executive officers. The table below summarizes the restricted stock grants made to such persons during 2020, the value of which is included in the narrative description above:

Name	Grant Date	Number of Securities Underlying Award (#)
Jeffrey Knowlton	2/24/2020	285
Jeffrey Knowlton	12/24/2020	20
Jeffrey Knowlton	12/31/2020	90
Dana Filippoli	2/24/2020	141
Dana Filippoli	12/24/2020	20
Michael Ristagno	2/24/2020	4,405
Michael Ristagno	11/9/2020	697
Michael Ristagno	12/24/2020	20
Michael Ristagno	12/31/2020	16
Phillip Christou	2/24/2020	160
Phillip Christou	12/24/2020	20
Phillip Christou	12/31/2020	70
Joseph Filippoli	2/24/2020	11,013
Joseph Filoppoli	11/9/2020	403
Joseph Filoppoli	12/24/2020	20
Joseph Filoppoli	12/31/2020	176
Robert Omlor	2/24/2020	244
Robert Omlor	12/24/2020	20
Robert Omlor	12/31/2020	113
Lee Knowlton	2/24/2020	88
Lee Knowlton	12/24/2020	20
Michael Greenhalgh Jr.	2/24/2020	161
Michael Greenhalgh Jr.	12/24/2020	20
Michael Greenhalgh Jr.	12/31/2020	28
Alec Greenhalgh	2/24/2020	127
Alec Greenhalgh	12/24/2020	20
Alec Greenhalgh	12/31/2020	32

Policies and Procedures for Related Person Transactions

To assist the Company in complying with its disclosure obligations and to enhance the Company’s disclosure controls, the Board approved a formal policy in October 2016 regarding related person transactions. A “related person” is a director, officer, nominee for director, or a more than 5% stockholder (of any class of the Company’s Common Stock) since the beginning of the Company’s last completed fiscal year, and their immediate family members. A related person transaction is any transaction or any series of transactions in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Specifically, the policy establishes a process for identifying related persons and procedures for reviewing and approving such related person transactions. In addition, directors and executive officers are required to complete an annual questionnaire in connection with the Company’s proxy statement for its annual meeting of stockholders, which includes questions regarding related person transactions. Further, the Company’s legal, financial, and other departments have established additional procedures to assist the Company in identifying existing and potential related person transactions and other potential conflict of interest transactions.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions, and periodically reassessing any related person transaction entered into by TRHC to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of TRHC and its stockholders. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Business Conduct and Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

The Board of Directors also has adopted a written Code of Business Conduct and Ethics for the Company in compliance with Sarbanes-Oxley, which is publicly available on our website at ir.tabularasahealthcare.com under the section Corporate Governance. Under the Code of Business Conduct and Ethics, the Company’s employees, officers, and directors are discouraged from entering into any transaction that may cause a conflict of interest for the Company. In addition, they must report any potential conflict of interest, including related person transactions, to their supervisor, an executive officer or the compliance officer, as defined in the Code of Business Conduct and Ethics, who then reviews and summarizes the proposed transaction for the Audit Committee.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP; however, the Audit Committee will not be obligated to retain a different independent registered accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2020 and 2019 by KPMG, our independent registered public accounting firm.

	Fiscal Year Ended 2020	Fiscal Year Ended 2019
Audit Fees	$1,265,005	$1,197,189
Audit-related Fees	—	—
Tax Fees	60,000	—
All Other Fees	—	—

Total Fees	$1,325,005	$1,197,189

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, the audit of our internal control over financial reporting for the fiscal years ended December 31, 2020 and December 31, 2019, as well as fees for comfort letter procedures related to our convertible debt offering in 2019 and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. Audit fees also include out-of-pocket expenses associated with the annual audit and related quarterly reviews.

Tax fees: Tax fees consist of fees to assist with the submission of a request for private letter ruling to the Internal Revenue Service.

All KPMG services and fees in the fiscal years ended December 31, 2020 and December 31, 2019 were pre-approved by the Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If KPMG renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG’s independence.

The affirmative vote of the holders of a majority of the shares of our common stock virtually present or represented by proxy at the Annual Meeting and cast on this proposal will be required to ratify the selection of KPMG LLP for our fiscal year ending December 31, 2021. Abstentions will have the same effect as an “Against” vote and broker non-votes will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

APPROVAL OF THE TABULA RASA HEALTHCARE, INC. EMPLOYEE STOCK PURCHASE PLAN

Overview

We are asking the TRHC stockholders to vote upon a proposal to approve the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan (the “ESPP”), including the authorization of the initial share reserve under the ESPP. The Board adopted the ESPP on February 22, 2021, subject to its approval by the TRHC stockholders. The ESPP offers eligible employees of TRHC and affiliate companies (as defined below) the opportunity to purchase shares of our common stock at a discounted price through regular payroll deductions.  The Board believes that the adoption of the ESPP will benefit the Company by providing employees with an opportunity to acquire shares of common stock and will enable TRHC to attract, retain and motivate valued employees. Participation in the ESPP is entirely voluntary.

Summary of the Material Provisions of the ESPP

The following is a summary of the material features of the ESPP. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is included as Annex A to this proxy statement/consent solicitation/prospectus.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 (“Section 423”) of the Internal Revenue Code of 1986, as amended (the “Code”). The ESPP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is it qualified as a pension, profit-sharing, or stock bonus plan under Section 401(a) of the Code.

Plan Administration

The ESPP will be administered by the compensation committee of the Board (for purposes of this Proposal 4, the “Committee”).

The Committee will have full authority to interpret and construe any provision of the ESPP and to adopt such rules and regulations for administering the ESPP as it may deem necessary in order to bring one or more offerings under the ESPP into compliance with the requirements of Section 423.

Shares Subject to the ESPP

The number of shares of common stock reserved for issuance under the ESPP will initially be 480,097 shares. If TRHC’s capital structure changes because of a stock dividend, stock split, or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Eligibility

Any employee of the Company or parent or subsidiary thereof (an “affiliate company”) is eligible to participate in the ESPP so long as the employee is expected to be employed for more than twenty (20) hours of service per week for more than five (5) months per calendar year. The Committee may, prior to the start of the applicable offering period, waive one or both of the twenty (20) hour and five (5) month service requirements. As of April 19, 2021, approximately 1,150 employees of TRHC were eligible to participate in the ESPP.

Although non-employee directors are not eligible to participate in the ESPP, employee directors and executive officers who satisfy the above requirements are eligible to participate in the ESPP. Accordingly, each employee member of the Board, each executive officer and each person who previously served as an executive officer during the 2020 fiscal year and remains employed by TRHC has an interest in this proposal.

Participation; Payroll Deductions

Participation in the ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the ESPP. Eligible employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases. Upon the termination of the participant’s purchase right, all payroll deductions or other contributions will automatically cease.

Offering Periods

Shares of common stock will be offered for purchase under the ESPP through a series of successive offering periods until such time as (i) the maximum number of shares of common stock available for issuance under the ESPP have been purchased or (ii) the ESPP has been sooner terminated. Each offering period will commence at such time and be of such duration not to exceed twenty-seven (27) months, as determined by the Committee prior to the start of the applicable offering period. Unless otherwise determined by the Committee, on the last day (the “Purchase Date”) of each successive six (6)-month period (each, a “Purchase Interval”) within the offering period, shares of common stock will be purchased on behalf of each participant.

Purchase Right; Exercise Price

A participant will be granted a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the date an eligible employee first commences participation in the offering period. Each purchase right will be automatically exercised in installments on each successive Purchase Date, and shares of common stock will be purchased on behalf of each participant on each such Purchase Date by applying the participant’s payroll deductions or other contributions made during the Purchase Interval. Until such time as otherwise determined by the Committee, the purchase price per share at which common stock will be purchased on each Purchase Date will be 85% of the fair market value per share on that Purchase Date, provided that in no event will such purchase price be less than 85% of the lower of (i) the fair market value per share of common stock on the start date of the offering period to which the Purchase Date relates or (ii) the fair market value per share of common stock on that Purchase Date.

Withdrawal; Termination of Purchase Right

A participant may withdraw from any offering period by submitting the requisite withdrawal form to the Committee at any time prior to the next scheduled Purchase Date. Any payroll deductions that were made during the applicable Purchase Interval (in which the participant’s withdrawal occurs) will be refunded to the participant or, at the participant’s election, held for the purchase of shares on the next Purchase Date. A withdrawal from the offering period is irrevocable. To resume participation in the ESPP after a withdrawal, a participant must timely re-enroll in the ESPP by filing the prescribed enrollment forms prior to the applicable offering period.

If a participant is no longer eligible to participate in the ESPP for any reason, his or her outstanding purchase right will immediately terminate and all the payroll deductions made during the applicable Purchase Interval will be immediately refunded to the participant. Certain exceptions apply for participants who are on an approved unpaid leave of absence.

Maximum Share Limitations and Accrual Limitations

The Committee will determine the maximum number of shares of common stock that a participant can purchase on each Purchase Date and the maximum number of shares of common stock that each participant can purchase for that offering period, subject to periodic adjustments in the event of certain changes in TRHC’s capitalization. Under no circumstances will purchase rights be granted under the ESPP to any eligible employee if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of TRHC.

In addition, prior to the start of an offering period, the Committee will determine the maximum number of shares of common stock purchasable in total by all participants on any one Purchase Date during that offering period and the maximum number of shares of common stock purchasable in total by all participants during that offering period, subject to periodic adjustments in the event of certain changes in TRHC’s capitalization. These limitations will apply for each subsequent offering period, unless otherwise determined by the Committee. No purchase of shares under the ESPP will exceed any statutory limits imposed under Section 423(b)(8) of the Code, which generally limits the accrual of the right of any employee to purchase shares under employee stock purchase plans to an annual rate of $25,000 in fair market value.

Change of Control

If TRHC experiences a change of control (as defined in the ESPP), each outstanding purchase right will automatically be exercised, immediately prior to the effective date of the change of control. However, the applicable limitation on the number of shares of common stock purchasable per participant will continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of common stock purchasable in total by all participants.

Transferability

The purchase right will be exercisable only by the participant and may not be assigned or transferred.

Stockholder Rights

A participant will not have any stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares.

Amendment and Termination of the ESPP

Unless sooner terminated by the Board, the ESPP will terminate upon the earliest of (i) the last business day in the month before the tenth anniversary of the effective date of the ESPP, (ii) the date on which all shares available for issuance under the ESPP will have been sold pursuant to purchase rights exercised under the ESPP, or (iii) the date on which all purchase rights are exercised in connection with a change of control.

The Board may alter or amend the ESPP at any time to become effective as of the start date of the next offering period under the ESPP. In addition, the Board may suspend or terminate the ESPP at any time to become effective immediately following the close of any Purchase Interval. In no event may the Board effect any of the following amendments or revisions to the ESPP without the approval of TRHC’s stockholders: (i) increase the number of shares of common stock issuable under the ESPP, except for permissible adjustments in the event of certain changes in TRHC’s capitalization or (ii) modify the eligibility requirements for participation in the ESPP.

Summary of U.S. Federal Income Tax Consequences

The following is only a summary of the effect of the U.S. income tax laws and regulations upon an employee and TRHC with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications or participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the ESPP will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. A participant will recognize ordinary income in the year in which the participant makes a disposition of the shares purchased under the ESPP, which amount will depend on whether such disposition is made (i) more than two years after the start date of the offering period in which those shares were purchased and (ii) more than one year after the actual purchase date of such shares. If the participant is employed by TRHC or a company affiliate, that income will be subject to applicable withholding taxes. The participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Upon an employee’s purchase of shares under the ESPP, TRHC or a company affiliate will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant. There are no U.S. federal income tax consequences to TRHC or a company affiliate by reason of the grant of rights under the ESPP.

New Plan Benefits

Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable.

Vote Required for Approval

Approval of the ESPP by TRHC stockholders requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” PROPOSAL 4

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our 2020 Annual Report (excluding exhibits and information incorporated by reference) is available without charge upon written request to: Secretary, Tabula Rasa HealthCare, Inc. at 228 Strawbridge Drive, Suite 100, Moorestown, New Jersey 08057 or on our website at ir.tabularasahealthcare.com.

ANNEX A

TABULA RASA HEALTHCARE, INC.

EMPLOYEE STOCK PURCHASE PLAN

I. PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Tabula Rasa HealthCare, Inc., a Delaware corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code for one or more specified offerings made under such plan.

The Plan shall become effective at the Effective Time.

II. ADMINISTRATION OF THE PLAN

A.       The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to bring one or more offerings under the Plan into compliance with the requirements of Code Section 423.

B.       The Plan Administer may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423 but are intended to comply with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements but may be conducted concurrently with those offerings.

C.       Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III. STOCK SUBJECT TO PLAN

A.       The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance under the Plan shall be limited to 480,097 shares of Common Stock.

B.       If there is any change in the number or kind of shares of Common Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spinoff or the Corporation’s payment of an extraordinary dividend or distribution, then the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock purchasable per Participant during any offering period and on any one Purchase Date during that offering period, the number and kind of shares in effect under each outstanding purchase right, the number and kind of shares issued and to be issued under the Plan, and the price per share in effect under each outstanding purchase right shall be equitably adjusted by the Plan Administrator to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding purchase rights; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section VII.H. shall apply. Any adjustments to outstanding purchase rights shall be consistent with Code Section 424, to the extent applicable. The adjustments of Grants under this Section shall include adjustment of other terms and conditions as the Plan Administrator deems appropriate. The Plan Administrator shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Plan Administrator shall be final, binding and conclusive.

IV. OFFERING PERIOdS

A.       Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.       Each offering period shall commence at such time and be of such duration not to exceed twenty-seven (27) months, as determined by the Plan Administrator prior to the start of the applicable offering period.

C.       The terms and conditions of each offering period may vary, and two or more offerings periods may run concurrently under the Plan, each with its own terms and conditions. In addition, special offering periods may be established with respect to entities that are acquired by the Corporation (or any subsidiary of the Corporation) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any offering period contravene the express limitations and restrictions of the Plan, and the participants in each separate offering period conducted by one or more Participating Corporations in the United States shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

D.       Each offering period shall be comprised of one or more Purchase Intervals as determined by the Plan Administrator.

E.       Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then the individuals participating in that offering period shall, immediately after the purchase of shares of Common Stock on their behalf on such Purchase Date, be transferred from that offering period and automatically enrolled in the offering period commencing on the next business day following such Purchase Date, provided and only if the Fair Market Value per share of Common Stock on the start date of that new offering period is lower than the Fair Market Value per share of Common Stock on the start date of the offering period in which they were currently enrolled.

F.       An Eligible Employee may participate in only one offering period at a time.

V. ELIGIBILITY

A.       Each individual who is an Eligible Employee on the start date of an offering period under the Plan may enter that offering period only on such start date. The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

B.       Each U.S. corporation that becomes a Corporate Affiliate after the Effective Time shall automatically become a Participating Corporation effective as of the start date of the first offering date coincident with or next following the date on which it becomes such an affiliate, unless the Plan Administrator determines otherwise prior to the start date of that offering period. Each non-U.S. corporation that becomes a Corporate Affiliate after the Effective Time shall become a Participating Corporation when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.

C.       Except as otherwise provided in Sections IV.D and V.A above, the Eligible Employee must, in order to participate in the Plan for a particular offering period, complete and submit the enrollment and payroll deduction authorization or other forms prescribed by the Plan Administrator in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing the website designated by the Corporation and electronically enrolling and authorizing payroll deductions or completing other forms) on or before his or her scheduled Entry Date.

VI. PAYROLL DEDUCTIONS

Except to the extent otherwise determined by the Plan Administrator, payment for shares of Common Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deduction. The payroll deductions or other contributions pursuant to Section VI.E. that each Participant may authorize for purposes of acquiring shares of Common Stock during an offering period may be in any multiple of one percent (1%) of the Base Salary paid to that Participant during each Purchase Interval within such offering period, up to a maximum of fifteen percent (15%), unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable offering period.

A.       For the initial Purchase Interval of the first offering period under the Plan, no payroll deductions shall be required of any Participant until such time as the Participant affirmatively elects to commence such payroll deductions following his or her receipt of the 1933 Act prospectus for the Plan. For such Purchase Interval, the Participant will be required to contribute up to fifteen percent (15%) of his or her Base Salary to the Plan either in a lump sum or one or more installments after receipt of such prospectus and prior to the close of that Purchase Interval should the Participant elect to have shares of Common Stock purchased on his or her behalf on the Purchase Date for that initial Purchase Interval and his or her limited payroll deductions (if any) for such Purchase Interval not be sufficient to fund the entire purchase price for those shares.

B.       The rate of payroll deduction shall continue in effect throughout the offering period, except for changes effected in accordance with the following guidelines:

(i) The Participant may, at any time during the offering period, reduce the rate of his or her payroll deduction (or the percentage of Base Salary to be contributed for the first Purchase Interval of the initial offering period under the Plan) to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii) The Participant may, at any time during the offering period, increase the rate of his or her payroll deduction (up to the maximum percentage limit for that offering period) to become effective as soon as administratively possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such increase per Purchase Interval.

(iii) The Participant may at any time reduce his or her rate of payroll deduction under the Plan to 0%. Such reduction shall become effective as soon as administratively practicable following the filing of the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date.

C.       Except as otherwise provided in Section VI.B above, payroll deductions shall begin on the first pay day administratively feasible following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The payroll deductions or other contributions pursuant to Section VI.E. collected shall be credited to the Participant’s book account under the Plan, but, except to the extent otherwise required by applicable law, no interest shall be paid on the balance from time to time outstanding in such account, unless otherwise required by the terms of that offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period, the amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes. Payroll deductions or other contributions pursuant to Section VI.E. collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the Purchase Interval in which collected, with such conversion to be based on the exchange rate determined by the Plan Administrator in its sole discretion. Any changes or fluctuations in the exchange rate at which the payroll deductions or other contributions pursuant to Section VI.E. collected on the Participant’s behalf are converted into U.S. Dollars on each Purchase Date shall be borne solely by the Participant.

D.       Payroll deductions or other contributions pursuant to Section VI.E. shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

E.       The Plan Administrator may permit Eligible Employees of one or more Participating Corporations to participate in the Plan by making contributions other than through payroll deductions or as a lump sum. The Plan Administrator may adopt such rules and regulations for administering the Plan as it may deem necessary, in its sole and absolute discretion, to facilitate contributions under this Section. Except as required by law, such rules and regulations need not be uniform and may apply to one or more Eligible Employees.

F.       The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII. PURCHASE RIGHTS

A.       Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period. Prior to the start date of the applicable offering period and subject to the limitations of Article VIII below, the Plan Administrator shall determine the maximum number of shares of Common Stock that a Participant can purchase on each Purchase Date within that offering period and the maximum number of shares of Common Stock that each Participant can purchase for that offering period, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.       Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions (as converted to U.S. Dollars) or other contributions pursuant to Section VI.E. for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.       Purchase Price. The U.S. Dollar purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period will be established by the Plan Administrator prior to the start of that offering period, but in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the offering period to which the purchase date relates or (ii) the Fair Market Value per share of Common Stock on that Purchase Date. Until such time as otherwise determined by the Plan Administrator, the purchase price per share at which Common Stock will be purchased on each Purchase Date shall be eighty-five percent (85%) of the Fair Market Value per Share on that Purchase Date.

D.       Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through other contributions pursuant to Section VI.E. during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall be governed by the limitation set forth in Section VII.A, as adjusted periodically in the event of certain changes in the Corporation’s capitalization. In addition, prior to the start of an offering period, the Plan Administrator shall determine the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date during that offering period and the maximum number of shares of Common Stock purchasable in total by all Participants during that offering period, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. These limitations shall apply for each subsequent offering period, unless otherwise determined by the Plan Administrator.

E.       Excess Payroll Deductions. Any payroll deductions or other contributions pursuant to Section VI.E. not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions or other contributions pursuant to Section VI.E. not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in the aggregate on the Purchase Date shall be promptly refunded.

F.       Suspension of Payroll Deductions. In the event that a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions or other contributions pursuant to Section VI.E. for that offering period shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions or other contributions shall not terminate the Participant’s purchase right for the offering period in which he or she is enrolled, and the Participant’s payroll deductions or other contributions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII. All refunds shall be in the currency in which paid by the Corporation or applicable Corporate Affiliate.

G.       Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i) A Participant may withdraw from the offering period in which he or she is enrolled by filing the appropriate form with the Plan Administrator (or its designate) at any time prior to the next scheduled Purchase Date in that offering period, and no further payroll deductions or other contributions pursuant to Section VI.E. shall be collected from the Participant with respect to the offering period. Any payroll deductions or other contributions pursuant to Section VI.E. collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be immediately refunded (in the currency in which paid by the Corporation or applicable Corporate Affiliate) or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions or other contributions pursuant to Section VI.E. collected with respect to the Purchase Interval in which such withdrawal occurs shall be refunded (in the currency in which paid by the Corporation or applicable Corporate Affiliate) to the Participant as soon as possible.

(ii) The Participant’s withdrawal from the offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

(iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions or other contributions pursuant to Section VI.E. for the Purchase Interval in which the purchase right so terminates shall be immediately refunded in the currency in which paid by the Corporation or applicable Corporate Affiliate. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions or other contributions pursuant to Section VI.E. collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions or other contributions pursuant to Section VI.E. be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions or other contributions pursuant to Section VI.E. under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period above will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

H.       Change of Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change of Control, by applying the payroll deductions or other contributions pursuant to Section VI.E. of each Participant for the Purchase Interval in which such Change of Control occurs to the purchase of whole shares of Common Stock at the purchase price per share in effect for that Purchase Internal pursuant to the Purchase Price provisions of Paragraph C of this Article VII. For this purpose, payroll deductions or other contributions pursuant to Section VI.E. shall be converted from the currency in which paid by the Corporation or applicable Corporate Affiliate into U.S. Dollars on the exchange rate in effect on the purchase date. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants.

The Corporation shall use reasonable efforts to provide at least ten (10) days prior written notice of the occurrence of any Change of Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change of Control.

I.       Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions or other contributions pursuant to Section VI.E. of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

J.       ESPP Broker Account. The Corporation may require that the shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm. The account will be known as the ESPP Broker Account. Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant's Entry Date into the offering period in which the shares were purchased and (ii) the end of the one (1)-year period measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the Participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by each Participant in the United States, whether or not that Participant continues in Employee status.

K.       Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

L.       Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

M.       Withholding Taxes. The Corporation’s obligation to deliver shares upon exercise of a purchase right under the Plan shall be subject to the satisfaction of all income, employment and payroll taxes, social insurance, contributions, payment on account obligations or other payments required to be collected, withheld or accounted for in connection with the purchase right.

VIII. ACCRUAL LIMITATIONS

A.       No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (US $25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.       For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand U.S., Dollars (U.S. $25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.       If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions or other contributions pursuant to Section VI.E. which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D.       In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX. EFFECTIVE DATE AND TERM OF THE PLAN

A.       The Plan shall become effective at the Effective Time; provided, however, that (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B.       Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in the month before the tenth anniversary of the Effective Time, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change of Control. No further purchase rights shall be granted or exercised, and no further payroll deductions or other contributions shall be collected, under the Plan following such termination.

X. AMENDMENT OF THE PLAN

A.       The Board may alter or amend the Plan at any time to become effective as of the start date of the next offering period under the Plan. In addition, the Board may suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.

B.       In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization or (ii) modify the eligibility requirements for participation in the Plan.

XI. GENERAL PROVISIONS

A.       All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B.       Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.       The provisions of the Plan shall be governed by the laws of the State of Delaware, without resort to that State’s conflict-of-laws rules.

xii. Definitions

The following definitions shall be in effect under the Plan:

A.      Base Salary shall, unless otherwise specified by the Plan Administrator prior to the start of an offering period, mean the regular base salary paid to such Participant by one or more Participating Corporations during such individual’s period of participation in one or more offering periods under the Plan. Base Salary shall be calculated before deduction of (A) any income or employment tax or other withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. Base Salary shall not include any contributions made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Base Salary).

B.      Board shall mean the Corporation’s Board of Directors.

C.      Change of Control shall be deemed to have occurred if:

(i)                 Any “person” (as such term is used in sections 13(d) and 14(d) of the 1934 Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing more than 50% of the voting power of the then outstanding securities of the Corporation; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Corporation becomes a subsidiary of another corporation and in which the stockholders of the Corporation, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)              The consummation of (A) a merger or consolidation of the Corporation with another corporation where, immediately after the merger or consolidation, the stockholders of the Corporation, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation or (B) a sale or other disposition of all or substantially all of the assets of the Corporation.

(iii)            A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv)             The consummation of a complete dissolution or liquidation of the Corporation.

D.      Code shall mean the Internal Revenue Code of 1986, as amended.

E.       Common Stock shall mean the Corporation’s common stock.

F.       Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

G.      Corporation shall mean Tabula Rasa HealthCare, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Tabula Rasa HealthCare, Inc. that shall assume the Plan.

H.      Effective Time shall mean June 11, 2021, subject to approval by the Company’s stockholders. Any Corporate Affiliate that becomes a Participating Corporation after such Effective Time shall have a subsequent Effective Time with respect to its employee-Participants as determined in accordance with Section V.C of the Plan.

I.        Eligible Employee shall mean any person who is employed by a Participating Corporation and, unless otherwise mandated by local law, such person is employed on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings that are considered wages under Code Section 3401(a); provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, waive one or both of the twenty (20) hour and five (5) month service requirements.

J.        Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.

K.      Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.       1933 Act shall mean the Securities Act of 1933, as amended.

M.     1934 Act shall mean the Securities Exchange Act of 1934, as amended.

N.      Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

O.      Participating Corporation shall mean the Corporation and such Corporate Affiliate or Corporate Affiliates as may be authorized, in accordance with Section V.C of the Plan, to extend the benefits of the Plan to their Eligible Employees.

P.       Plan shall mean the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan, as set forth in this document.

Q.      Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

R.      Purchase Date shall mean the last business day of each Purchase Interval.

S.       Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant; provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, designate a different duration for the Purchase Intervals within that offering period.

T.       Stock Exchange shall mean the American Stock Exchange, the Nasdaq Capital, Global or Global Select Market, or the New York Stock Exchange.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com TABULA RASA HEALTHCARE, INC. 228 STRAWBRIDGE DRIVE MOORESTOWN, NJ 08057 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TRHC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D48396-P56087 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TABULA RASA HEALTHCARE, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR each of the following director nominees: All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Election of Directors Nominees: Dr. Samira BeckwithClass II director Dr. Dennis HellingClass II director Rear Admiral Pamela SchweitzerClass II director !!! The Board of Directors recommends you vote FOR the following proposals: For Against Abstain Approval, on an advisory basis, of the 2020 compensation of Tabula Rasa HealthCare, Inc.’s named executive officers.!!! Ratification of the selection of KPMG LLP as Tabula Rasa HealthCare, Inc.'s independent registered public accounting firm for the fiscal year ending!!! December 31, 2021. Approval of the Tabula Rasa HealthCare, Inc. Employee Stock Purchase Plan.!!! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. D48397-P56087 TABULA RASA HEALTHCARE, INC. Proxy for Annual Meeting of Stockholders on June 11, 2021 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Dr. Calvin Knowlton and Brian Adams, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock of Tabula Rasa HealthCare, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present by virtual participation at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held via live webcast at 10:00 a.m., Eastern Time on June 11, 2021 and at any adjournments, continuations, or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the Class II director nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4. (Continued and to be signed on the reverse side.)